Exhibit 2.01

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GOOGLE TECHNOLOGY INC.,

BERMUDA ACQUISITION INC.,

APPLIED SEMANTICS, INC.

AND

THE OTHER PARTIES SIGNATORY HERETO

Dated as of April 18, 2003

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(Continued)

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EXECUTION COPY

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 18, 2003, by and among Google Technology Inc., a California corporation (“Parent”), Bermuda Acquisition Inc., a California corporation and wholly-owned subsidiary of Parent (“Sub”), Applied Semantics, Inc., a California corporation (the “Company”), Jordan Libit, Jason Liebman, Eytan Elbaz, Brad Stein, Gil Elbaz and Adam Weissman (together, the “Indemnifying Officers”) and, with respect to Article 7 and Article 9 only, Jordan Libit as Securityholder Agent, and U.S. Bank, National Association., as Escrow Agent. Capitalized terms used and not otherwise defined herein have the meanings given to them in Article 10.

RECITALS

A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company and all of the issued and outstanding options and warrants to purchase shares of capital stock of the Company shall be converted into the right to receive the consideration set forth herein (the “Merger Consideration”).

C. A portion of the Merger Consideration otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article 7 hereof.

D. As a material inducement to Parent to enter into this Agreement, certain employees of the Company are entering into Non-Competition Agreements substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreements”), each of which shall become effective at the Effective Time.

E. As a further material inducement to Parent to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements with Parent in substantially the form attached hereto as Exhibit B (“Voting Agreements”) pursuant to which, among other things, such shareholders will agree to vote the shares of Company Capital Stock owned by them in favor of the Merger.

F. The Company, the Indemnifying Officers, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of California Law, Sub shall be merged with and into Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place within two (2) days following satisfaction or waiver of the conditions set forth in Article 6 (excluding those conditions intended to be satisfied at the Closing), or such later time following satisfaction or waiver of such conditions as Parent determines in Parent’s discretion, provided that such later time shall occur no later than April 23, 2003, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument), in substantially the form attached hereto as Exhibit C (the “California Agreement of Merger”), with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the time of acceptance by the Secretary of State of the State of California of such filing, or such later time as may be agreed to by the parties and set forth in the California Agreement of Merger, being referred to herein as the “Effective Time”).

1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all rights, privileges, powers, franchises and property of Company and Sub, and shall be subject to all debts, duties and Liabilities of Company and Sub in the same manner as if the Surviving Corporation had itself incurred them.

1.4 Articles of Incorporation and Bylaws of Surviving Corporation.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety so as to be identical to the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with California Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Applied Semantics, Inc.”

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with California Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

1.5 Directors and Officers of Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

1.6 Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder of Company Capital Stock, Company Options or Company Warrants, the following shall occur:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and after giving effect to the assumed conversion described in Section 1.6(b)(i) (other than any Dissenting Shares (as defined in Section 1.9 and any shares canceled pursuant to Section 1.6(c)) shall be canceled and extinguished and automatically converted into the right to receive, upon the terms and subject to the conditions set forth below and throughout this Agreement (including Section 1.10), including, without limitation, the escrow provisions set forth in Article 7: (A) an amount of cash equal to the Cash Exchange Ratio, without any interest thereon, and (B) a fraction of a share of Parent Common Stock equal to the Stock Exchange Ratio.

(b) Preferred Stock.

(i) Company Series A Preferred Stock. Each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time will receive the consideration that the Company Common Stock issuable upon conversion thereof would receive under Section 1.6(a) as if such share of Company Series A Preferred Stock converted into Company Common Stock immediately prior to the Effective Time.

(ii) Company Series B Preferred Stock. Each share of Company Series B Preferred Stock issued outstanding immediately prior to the Effective Time will be converted automatically into the right to receive an amount of cash (without interest) equal to $8.28.

(c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent or the Company.

(d) Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of shares of capital stock of the Surviving Corporation.

(e) Company Options and Company Stock Plan; Treatment of Company Warrants. All Company Options outstanding immediately prior to the Effective Time, whether vested or unvested, together with the Company’s 1999 Stock Option/Stock Issuance Plan (the “Company Stock Plan”), shall be assumed by Parent in accordance with the provisions set forth below. Issuances of Parent Common Stock and payments of cash upon exercise of Assumed Company Options shall be subject to applicable withholding.

(i) Company Options. Each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, in connection with the Merger be converted into an option (the “Assumed Company Option”) to acquire Parent Common Stock (the “Share Option Portion”) and cash (the “Cash Option Portion”), in accordance with the provisions set forth below. Each Assumed Company Option shall continue to have, and be subject to, the same terms and conditions as were applicable to the Company Option immediately prior to the Effective Time (including any repurchase rights or Vesting provisions), subject to the provisions set forth below. It is the intention of the parties that the Share Option Portion of the Assumed Company Options shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent that such Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 1.6(e) shall be applied in a manner consistent with this intent.

(1) Share Option Portion. The Share Option Portion of each Assumed Company Option shall (subject to the Vesting provisions thereof) be exercisable for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time by the Stock Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock) (the “Assumed Option Share Number”). The per share exercise price for each share of Parent Common Stock issuable upon exercise of such Assumed Company Option shall be equal to the product (rounded up to the nearest whole cent) of (1) the quotient obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Stock Exchange Ratio, multiplied by (2) the quotient obtained by dividing (a) the product of the Reference Value times the Aggregate Stock Consideration (such product, the “Aggregate Reference Value”), by (b) the sum of the Aggregate Remaining Cash Consideration and the Aggregate Reference Value (such sum, the “Aggregate Consideration”).

(2) Cash Option Portion. The Cash Option Portion of each Assumed Company Option shall (subject to the Vesting provisions of the Assumed Company Option) be exercisable for that amount of cash equal to the product obtained by multiplying the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time by the Cash Exchange Ratio (rounded down to the nearest whole cent) (the “Assumed Option Cash Amount” of such Assumed Company Option). The exercise price per dollar of the Cash Option Portion of each Assumed Company Option shall be the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the product of (a) the quotient obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Stock Exchange Ratio, multiplied by (b) the Assumed Option Share Number, multiplied by (c) the quotient obtained by dividing the Aggregate Remaining Cash Consideration by the Aggregate Consideration, by (2) the Assumed Option Cash Amount of such Assumed Company Option.

(3) Neither the Cash Option Portion nor the Share Option Portion of each unexpired and unexercised Assumed Company Option shall be exercisable independent of the other. The purchase of each share of Parent Common Stock upon exercise of the Share Option Portion of an Assumed Company Option shall be conditioned upon the holder thereof simultaneously exercising (and, accordingly, paying the applicable exercise price) a portion of the Cash Option Portion of the Assumed Company Option that is equal to the quotient obtained by dividing the Cash Exchange Ratio by the Stock Exchange Ratio (rounded up to the nearest whole cent). Similarly, the exercise of an Assumed Company Option for each dollar of the Cash Option Portion shall be conditioned upon the holder thereof simultaneously exercising the Assumed Company Option for an amount of shares of the Share Option Portion equal to the quotient obtained by dividing the Stock Exchange Ratio by the Cash Exchange Ratio (rounded down to the nearest whole share); provided that Assumed Company Options may not be exercised for partial shares of Parent Common Stock.

(4) Unless Parent shall otherwise consent in writing prior to the Effective Time, the Company shall take all actions necessary or advisable to cause all Company Options to remain unchanged except (A) for the conversion into options to purchase shares of Parent Common Stock and rights to receive cash, as provided in this Section 1.6(e), (B) for the effect of the escrow provisions of Section 7.3(c), and (C) that any acceleration of vesting, continuation of vesting after termination of employment or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) that might occur, result from or be related to the transactions contemplated by this Agreement and the Ancillary Agreements, except for the acceleration of vesting, continuation of vesting or other special vesting in effect as of the date hereof and which is set forth on Schedule 1.6(e)(i)(4), shall be prevented from occurring through the modification, in a manner acceptable to Parent, of the applicable Company Option (and any employment or other agreement providing for such acceleration) prior to the date of this Agreement. Prior to the Effective Time, Company shall take all action necessary to effect the transactions contemplated by this Section 1.6(e)(i) under the terms of the Company Stock Plan, all Company option agreements, and any other plan, agreement or arrangement of Company, including, the giving of any notice required by this Section 1.6(e)(i).

(ii) Treatment of Company Warrants. The Company agrees to use commercially reasonable efforts to enter into agreements with the holders of Company Warrants providing for the exercise or cancellation of such Company Warrant, prior to, or contingent upon, the Closing. At the Effective Time, each Company Warrant, whether or not Vested, shall by virtue of the Merger be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement (an “Assumed Warrant”) will continue to have, and be subject to, the same terms and conditions as provided in the respective warrant agreement governing such Company Warrant immediately prior to the Effective Time of the Merger (including without limitation Vesting schedules and Vesting commencement dates), including that the number of shares of Parent Common Stock and Merger Cash purchasable upon exercise of each such Assumed Warrant, and exercise price per share of Parent Common Stock shall be as determined pursuant to the terms of such Company Warrant and as the shares underlying the warrant are treated under this Section 1.6.

(f) Maximum Amount of Merger Consideration. Notwithstanding any provision contained herein to the contrary, the maximum amount of cash and Parent Common Stock to be paid and issued (or payable or issuable upon exercise or conversion of Equity Equivalents) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and Equity Equivalents of the Company shall be (i) a cash amount equal to the Aggregate Cash Consideration, and (ii) an amount of Parent Common Stock equal to the Aggregate Stock Consideration.

1.7 Fractional Shares. No fractional share of Parent Common Stock shall be issued or paid by virtue of the Merger. In lieu thereof, each holder of shares of Company Capital Stock that would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder at such time) shall be entitled to receive the nearest whole number of shares of Parent Common Stock (with .5 being rounded up). In addition, no fraction of a cent of cash shall be paid by virtue of the Merger. The aggregate cash to be paid to each holder of shares of Company Capital Stock shall be rounded to the nearest whole cent (with .5 being rounded up).

1.8 Escrow.

(a) A portion of the Merger Consideration issuable pursuant to Section 1.6 hereof in respect of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger (excluding Dissenting Shares) equal to the Escrow Stock Percentage in the case of Merger Stock and the Escrow Cash Percentage in the case of Merger Cash, will, without any act of any Company Shareholder, be deposited with the Escrow Agent (such deposited amount, the “Escrow Amount”), such deposit to constitute the Escrow Fund to be governed by the terms of Article 7 (such shares of Parent Common Stock and cash deposited in the Escrow Fund, the “Escrow Shares” and the “Escrow Cash,” respectively). The portion of the Escrow Shares and Escrow Cash, respectively, contributed by each Company Shareholder shall be based on the proportion that the Merger Cash and the Merger Stock to be issued to such Company Shareholder in respect of shares of Company Capital Stock held by such Company Shareholder immediately prior to the Effective Time of the Merger bears to the aggregate Merger Cash and Merger Stock to be issued in respect of all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger (excluding Dissenting Shares). Set forth opposite each Company Shareholder’s name in Schedule 1.8 delivered prior to the Closing is a preliminary schedule showing the Escrow Shares and Escrow Cash to be contributed by each such Company Shareholder, subject to adjustment for Vesting of Company Options and other occurrences between the date of this Agreement and the Closing Date that affect allocation of Merger Consideration, and adjustment as a result of Dissenting Shares.

(b) With respect to Dissenting Shares, a portion of any amount deemed payable to such dissenting Company Shareholders pursuant to Chapter 13 of California Law equal to the Escrow Percentage shall, upon the conclusion of such process and to the extent consistent with California Law, be withheld by Parent and deposited with the Escrow Agent pursuant to the terms of this Section 1.8(c) (provided, however, that such amount be decreased proportionately if Escrow Shares and Escrow Cash have previously been released from the Escrow Fund to Company Shareholders pursuant to the terms hereof).

(c) As soon as practicable after the Effective Time of the Merger, and subject to and in accordance with the provisions of Article 7 hereof, Parent shall cause to be distributed to the Escrow Agent (i) a certificate or certificates representing the aggregate number of shares of Parent Common Stock included in the Escrow Shares, which shall be registered in the name of the Escrow Agent and (Y) a wire transfer in the amount of the aggregate amount of Escrow Cash. Such shares and cash deposited in the Escrow Fund shall be beneficially owned by the holders on whose behalf such shares and cash were deposited in the Escrow Fund. The Merger Consideration deposited in the Escrow Fund shall be available to compensate Parent as provided in Article 7.

1.9 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

(b) Notwithstanding the provisions of Section 1.9(a), if any holder of shares of Company Capital Stock that demands, in accordance with Section 1301 of California Law, that the Company purchase such shares under California Law, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 1.6, (without interest) upon surrender to the Company of the certificate representing such shares in accordance with Section 1.10.

(c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under California Law. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of Company Capital Stock, or offer to settle or settle any such demands.

1.10 Exchange Procedures.

(a) Exchange Agent. The Transfer Agent of Parent shall serve as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent Common Stock and Cash. As promptly as practicable after the Closing Date, Parent shall make available for exchange in accordance with this Article 1 the Merger Shares and Merger Cash issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock (less the Escrow Shares and Escrow Cash to be contributed to the Escrow Fund pursuant to Article 7).

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”), (i) a letter of transmittal in customary form, reasonably acceptable to Parent and Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration, and (iii) unless earlier delivered to Parent, a certificate to be signed and delivered by each holder of Company Capital Stock in substantially the form attached hereto as Exhibit D (the “Shareholder Certificate”). Upon surrender of a Certificate for cancellation to Exchange Agent or to such other agent or agents as may be appointed by Parent together with such letter of transmittal and Shareholder Certificate (unless, in the case of the Shareholder Certificate, such Shareholder Certificate has previously been executed and delivered by the holder), duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder is entitled pursuant to Section 1.6 (less the Escrow Shares and the Escrow Cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Article 7). Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence only the right to receive the Merger Consideration pursuant to this Article 1.

(d) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock that have a record date and distribution date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate pursuant to the terms of this Section 1.10. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date and distribution date after the Effective Time theretofore payable (but for the provisions of this Section 1.10(d)) with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or that it be established to the satisfaction of Parent or any such agent that such tax has been paid or is not payable.

1.11 Adjustments to Exchange Ratios. The exchange ratios referred to in Section 1.6 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time of the Merger.

1.12 No Further Ownership Rights in Company Capital Stock. Any and all Merger Consideration issued or paid in exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and, if applicable, the dividends or distributions payable pursuant to Section 1.10(d) to which the holder of such shares of Company Capital Stock would be entitled under this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign patent filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and shall take, all such lawful and necessary or desirable action.

1.15 Required Withholding. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.16 No Liability. Notwithstanding anything to the contrary in this Article 1, neither the Parent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE INDEMNIFYING OFFICERS

Subject to such exceptions as are disclosed in the disclosure schedule (which is arranged in sections corresponding to the numbered sections contained in this Article 2 and is dated the date hereof) supplied by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub, and each Indemnifying Officer represents and warrants to their knowledge to Parent and Sub, as of the date hereof and as of the Closing Date (except where the representation and warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 2.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, conducts business or has employees or engages independent contractors. The Company is not in violation of any of the provisions of its articles of incorporation and bylaws. Section 2.1(a) of the Company Disclosure Schedule lists all of the directors and officers of the Company.

(b) Except as indicated in Section 2.1(b) of the Company Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

2.2 Authority Relative to this Agreement.

(a) Subject only to the requisite approval and adoption of this Agreement and approval of the principal terms of the Merger by the shareholders of the Company as described in Section 2.2(b) below, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements of which forms are attached as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s board of directors has unanimously approved this Agreement and the Ancillary Agreements to which the Company is a party. Subject only to the requisite approval and adoption of this Agreement and approval of the principal terms of the Merger by the shareholders of the Company as described in Section 2.2(b) below, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action of the Company and no further action is required on the part of the Company to authorize this Agreement or the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each constitutes or will upon such due execution and delivery constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(b) The vote required of the holders of Company Capital Stock (the “Company Shareholders”) to duly approve the principal terms of this Agreement and the Merger and to satisfy all shareholder approval requirements under California Law and the Company’s articles of incorporation and bylaws with respect to this Agreement and the transactions contemplated hereby (or otherwise required to effect the transactions contemplated hereby) is (i) approval of holders of a majority of Company Common Stock, voting together as a single class, (ii) approval of holders of a majority of Company Preferred Stock, voting together as a single class, and (iii) approval of holders of a majority of the Series B Preferred Stock, voting together as a single class.

2.3 Capital Stock.

(a) The authorized capital stock of the Company consists only of 40,000,000 shares of Common Stock, $0.001 par value per share (the “Company Common Stock”), of which 10,204,160 shares of Common Stock are issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Company Preferred Stock”). The designation and status of the Company Preferred Stock is as follows: (i) 500,000 shares are designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), all of which are issued and outstanding as of the date hereof, (ii) 100,000 shares are designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), all of which are issued and outstanding as of the date hereof, (iii) 360,000 shares are designated as Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), 205,000 of which are issued and outstanding as of the date hereof, and (iv) 2,536,232 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”), 1,975,756 shares of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Each share of Company Preferred Stock is convertible into two shares of Company Common Stock. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights, right of first refusal or similar rights, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are authorized or reserved for issuance.

(b) The Company Capital Stock is held of record, as of the date of this Agreement, by those persons with the addresses of record (as provided by such holder to the Company) and in the amounts set forth on Section 2.3(b) of the Company Disclosure Schedule, which schedule also sets forth (i) the share certificate numbers held by each holder and (ii) whether any shares of Company Capital Stock held by such shareholder are Restricted, the Vesting schedule for any such Restricted shares, including the extent to which any such Vesting has occurred as of the date of this Agreement and whether (and to what extent) the Vesting will be accelerated by the transactions contemplated by this Agreement.

(c) Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants or other Equity Equivalents of the Company, or shares of Company Restricted Stock or Contracts, including Restricted Stock Purchase Agreements, to which the Company is a party (written or oral) to issue any shares of capital stock, Equity Equivalents or any other security with respect to the Company. With respect to each Company Option, Company Warrant, Restricted Stock Purchase Agreement or share of Company Restricted Stock or any other Contract or arrangement (written or oral) pursuant to which the Company is obligated to issue capital stock, Equity Equivalents or any other security, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder or counter party thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and Vesting schedule thereof (including a description of the circumstances under which such Vesting schedule can or will be accelerated). Except for the Company Stock Plan, the Company has

never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 6,001,662 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of Options granted under the Company Stock Plan, of which (i) 4,229,726 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Stock Plan, (ii) 4,160 shares have been issued, as of the date hereof, upon the exercise of options granted under the Company Stock Plan, and (iii) 1,767,776 shares remain available, as of the date hereof, for issuance of additional options under the Company Stock Plan. All of the Company Options and Company Warrants were issued in compliance with all applicable federal, state and foreign securities Laws.

(d) There are no Contracts of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to repurchase or redeem, or cause to be repurchased or redeemed, any shares of Company Capital Stock, or obligating the Company to grant, extend, accelerate the Vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(e) Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or by which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liabilities by issuing Company Capital Stock or Equity Equivalents.

(f) The terms of the Company Stock Plan and the applicable stock option agreements related to the outstanding Company Options permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, action by the shareholders of the Company or otherwise and, except as set forth in Section 2.3(b) of the Company Disclosure Schedule, without any acceleration of the exercise schedules or Vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan, and any other security, Contract or instrument required to be disclosed in Section 2.3(c) of the Company Disclosure Schedule, have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(g) Except for the Voting Agreements and as set forth in Section 2.3(g) of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting or giving of written consents with respect to the Company Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding.

(h) Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, there are no registration rights or other Contracts to which the Company is a party or by which the Company is bound with respect to the registration under federal or state securities laws of any issuance or transfer of any equity security of any class of the Company.

2.4 Subsidiaries. The Company does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in (or any interest convertible, exchangeable or exercisable for any such interest), or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

2.5 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (with or without notice or lapse of time, or both) conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the articles of incorporation or bylaws of the Company, (ii) any Contract to which the Company or any of its properties or assets (including intangible assets), is subject (each, a “Company Contract,” and collectively, the “Company Contracts”), or (iii) any Legal Requirement applicable to the Company or any of its properties (tangible and intangible) or assets except, in the case of (ii) above, for such Conflicts as are not individually or in the aggregate material. Section 2.5 of the Company Disclosure Schedule lists all necessary consents, waivers and Approvals of parties to any Company Contract as are required thereunder in connection with the Merger, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time (“Third-Party Consents”). The Company has obtained, or will obtain prior to the Effective Time, all Third-Party Consents. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Company Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Books and Records; Organizational Documents.

(a) The books, records and accounts of the Company delivered to Parent for inspection are true, complete and correct in all material respects.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amounts recorded for assets and liabilities on the books and records of the Company are in accordance with GAAP.

(c) The Company has delivered to Parent or its counsel for examination the following: (a) copies of the articles of incorporation and bylaws of the Company as currently in effect; (b) all written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Company; (c) stock ledger and journal reflecting all stock issuances and transfers of the Company; and (d) all Permits from Governmental Authorities issued to the Company by, and filings by the Company with, any regulatory agency, and all applications for such permits, orders, and consents. The written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Company and its shareholders since the time of incorporation of the Company.

2.7 Consents. No consent, waiver, Approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, Approvals, orders authorizations registrations, declarations and filings the lack of which, individually or in the aggregate, would not constitute a Material Adverse Effect and (ii) the filing of the California Agreement of Merger with the Secretary of State of the State of California.

2.8 Company Financials. Section 2.8(a) of the Company Disclosure Schedule sets forth the Company Financials. The Company Financials (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and present fairly in all material respects the financial position and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Company Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance and except that the Company Interim Financial Statements and the unaudited December 31, 2002 financial statements may not contain footnotes. The Company Financials are correct and complete in all material respects and except as set forth in Section 2.8 of the Company Disclosure Schedule, there has been no material change in any accounting policies, principles, methods or practices of the Company, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), since its inception. The Company’s unaudited consolidated balance sheet as of February 28, 2003 is referred to herein as the “Current Balance Sheet.”

2.9 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.9 of the Company Disclosure

Schedule, there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred (a) in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which, individually and in the aggregate, are not material to the business or condition of the Company or (b) in connection with and in accordance with the provisions of this Agreement.

2.10 Absence of Changes. Since December 31, 2002, except as set forth in Section 2.10 of the Company Disclosure Schedule:

(a) the Company has not entered into any Contract, commitment or transaction or incurred any Liabilities other than in the ordinary course of business consistent with past practice;

(b) the Company has not acquired an interest in or made any capital investment in, altered or entered into any Contract or other commitment to alter its interest in, any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(c) the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

(d) there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule, except as described therein;

(e) the Company has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect as of the date of the Current Balance Sheet and disclosed to Parent and identified on the Company Disclosure Schedule.

(f) the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property, other than any such Contracts and licenses (or amendments thereto) disclosed in the Company Disclosure Schedule;

(g) no Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company and no Action or Proceeding has been settled or compromised by the Company;

(h) the Company has not declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of

Company Capital Stock or Equity Equivalents, except for repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;

(i) except for the issuance of shares of Company Capital Stock upon exercise or conversion of options, warrants, or preferred stock listed in Section 2.3(c) of the Company Disclosure Schedule, (A) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock or Equity Equivalents, (B) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding options, warrants, stock purchase rights or other Equity Equivalents); and (C) the Company has not granted any options with an exercise price of less than the fair market value of the Company’s Common Stock on the date the option was granted.

(j) there has not been any amendment to the articles of incorporation or bylaws of the Company;

(k) there has not been any transfer (by way of a license or otherwise) to any Person of rights to any Intellectual Property other than non-exclusive licenses (to object code only) with the Company’s customers in the ordinary course of business consistent with past practice;

(l) the Company has not made or agreed to make any disposition or sale, license or lease of, or incurrence of any Lien in an amount exceeding $50,000 individually or $100,000 in the aggregate, on, any Assets and Properties, other than sales of products or services, or grants of nonexclusive licenses (to object code only) of products, to customers in the ordinary course of business consistent with past practice;

(m) the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business consistent with past practice and (ii) other acquisitions in an amount not exceeding $50,000 in the case of any individual item or $100,000 in the aggregate;

(n) the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets individually or in the aggregate in an amount exceeding $50,000;

(o) the Company has not made or agreed to make any write-off or write-down, or any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding $50,000;

(p) the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials;

(q) the Company has not failed to pay or otherwise satisfy any Liabilities when due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually and in the aggregate, are immaterial in amount;

(r) the Company has not created, incurred, assumed or guaranteed any Indebtedness in an aggregate amount exceeding $50,000, or issued or sold any debt securities, or extended or otherwise modified the terms of any Indebtedness;

(s) the Company has not granted or approved (i) any severance or termination pay to, (ii) any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of, (iii) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant) to, (iv) any loan or extension of credit to, or (v) any discretionary or stay bonus to, any director, current or former officer, employee, shareholder or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and which are disclosed in Section 2.10(s) of the Company Disclosure Schedule;

(t) the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Employee Plan;

(u) there has been no filed claim or written notice to the Company of wrongful discharge or other unlawful labor practice or action with respect to the Company;

(v) the Company has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, nor has it consented to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of Taxes;

(w) the Company has not made any change in accounting policies, principles, methods, practices or procedures;

(x) the Company has not failed to renew any insurance policy; no insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;

(y) there has been no material amendment or non-renewal of any Approvals, and the Company has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the business or Assets and Properties of the Company;

(z) the Company has used commercially reasonable efforts to prosecute applications for its Registered Intellectual Property Rights, and has submitted all required documents and fees during the prosecution thereof;

(aa) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding $50,000, other than ordinary wear and tear;

(bb) no event or condition of any character has occurred that has had or is reasonably likely to have a Material Adverse Effect on the Company;

(cc) the Company has not waived or released any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company;

(dd) the Company has not entered into any employment Contract, or modified the terms of any existing such Contract;

(ee) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its licensors, distributors, suppliers or other business partners except for such changes or losses and threatened changes or losses (assuming for this purpose that such threats are realized) as would not individually or in the aggregate have or be reasonably expected to have a Material Adverse Effect; and

(ff) the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing items described in the preceding clauses (a) through (ee) of this Section 2.10.

2.11 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all material Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

(ii) The Company has timely paid all material Taxes it is required to pay and has timely paid or withheld with respect to its Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) As of the date of the Current Balance Sheet, the Company did not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company does not have knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) The Company does not treat any of its assets as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(x) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xi) The Company is not and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

(xiii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.12 Restrictions on Business Activities. Except as set forth on Section 2.12 of the Company Disclosure Schedule, there is no Contract or Legal Requirement to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company as currently conducted or proposed to be conducted or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Except as set forth on Section 2.12 of the Company Disclosure Schedule, without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, and the Company has not granted any “most favored party” terms in any Contract.

2.13 Legal Proceedings.

(a) Except as set forth in Section 2.13 of the Company Disclosure Schedule:

(i) there are, and since the inception of the Company have been, no pending Actions or Proceedings against or relating to the Company, any of its Assets and Properties or any of the Company’s officers or directors in such capacities;

(ii) to the knowledge of the Company, there are, and since December 31, 2001 there have been, no Actions or Proceedings overtly threatened against or relating to the Company, any of its Assets and Properties or any of the Company’s officers or directors in such capacities;

(iii) there are no facts or circumstances known to the Company that would reasonably be expected to give rise to any Action or Proceeding against or relating to the Company, any of its Assets and Properties or any of the Company’s officers or directors in such capacities which Action or Proceeding would, if determined against the Company, result in material damages, costs or expenses;

(iv) the Company has no knowledge of facts or circumstances that constitute reasonable grounds to believe that any Governmental Authority intends to conduct an Action or Proceeding; and

(v) the Company has not received notice or otherwise has knowledge of any Orders outstanding or threatened against the Company.

(b) Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company to auditors’ requests for information (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company.

2.14 Compliance with Laws, Orders, Approvals and Contracts.

(a) The Company has not violated, and is not currently in default or violation under, any Legal Requirement or Approval applicable to the Company or any of its Assets and Properties, except for such defaults or violations which are not, individually or in the aggregate, material and the Company has no knowledge of any claim of violation, or of any actual violation, of any such Legal Requirement or Approval by the Company.

(b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, except for such breaches, violations and defaults (including breaches, violations and defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material. Each Company Contract is in full force and effect and the Company is not subject to any default thereunder. To the knowledge of the Company, no party obligated to the Company pursuant to any such Company Contract is subject to any default thereunder.

2.15 Employee Matters and Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.15(a)(i) below (which definition shall apply only to this Section 2.15), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “DOL” shall mean the United States Department of Labor;

(iv) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

(v) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

(vi) “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by a company or any Affiliate of such company for the benefit of any Employee, or with respect to which the company or any Affiliate of the company has or may have any liability or obligation;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation;

(xiii) “Pension Plan” shall mean each Employee Plan of the Company that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.15(b) of the Company Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employment Agreement. Neither the Company, nor any Affiliate has, any plan or commitment to establish any new Employee Plan or Employment Agreement, to modify any Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Employee Plan or Employment Agreement to the requirements of any applicable law, or as required by this Agreement), or to adopt or enter into any Employee Plan or Employment Agreement. Section 2.15(b) of the Company Disclosure Schedule also sets forth a table setting forth the name and salary of each employee of the Company.

(c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

(d) Employee Plan Compliance. Except as set forth on Section 2.15(d) of the Company Disclosure Schedule, the Company and its Affiliates have performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and have no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has (i) either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to have been adopted to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without liability to Parent, the Company or any of its Affiliates. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS, the DOL or any other Governmental Authority with respect to any Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 or 419 of the Code.

(g) No Post-Employment Obligations. Except as set forth in Section 2.15(g) of the Company Disclosure Schedule, no Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i) Self-Insurance. Neither the Company nor any Affiliate has, at any time, sponsored, contributed to or maintained any self-insured, whether wholly or partially, Employee Plan.

(j) Past Acquisitions. Neither the Company nor any Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(k) Executive Loans. Neither the Company nor any Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of the Company, cause such a violation.

(l) Effect of Transaction.

(i) Except as set forth on Schedule 2.15(l) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) Except as set forth on Schedule 2.15(l) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(m) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees

(other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee.

(n) Labor. No work stoppage or labor strike against the Company or any Affiliate is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.15(n) of the Company Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.15(n) of the Company Disclosure Schedule, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. Neither the Company nor any Affiliate has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

2.16 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease (and, with respect to any property subleased out by the Company, the name of the sublessee, the duration of the sublease and the aggregate annual rental payable to the Company). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. Section 2.16(b) of the Company Disclosure Schedule sets forth a list of all personal property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease (and, with respect to any property subleased out by the Company, the name of the sublessee, the duration of the sublease and the aggregate annual rental payable to the Company). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.

(c) All material items of equipment (the “Equipment”) owned or leased by the Company are (i) adequate for the conduct of the business of the Company, as applicable, as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.17 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements; (iii) trade secrets, confidential or proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (iv) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (v) all domain names, universal resource locators (“URLs”) and other names and locators associated with the Internet; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world, (x) all Software (defined below), and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Company Intellectual Property” shall mean any Intellectual Property, including the Company Registered Intellectual Property (as defined below) that is owned by, or exclusively licensed to, the Company.

(iii) “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time

(iv) “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

(b) Section 2.17(b) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, Software or service offerings of the Company (collectively, “Company Products”) that have been sold or distributed commercially by the Company or which the Company intends to sell or distribute commercially in the future, including any products or service offerings under development.

(c) Section 2.17(c) of the Company Disclosure Schedule of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property”) and lists any Actions or Proceedings before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property or Company Intellectual Property is the express subject of the Action or Proceeding and to which Company is a party and has been noticed or served or which is otherwise known to Company.

(d) Each item of Company Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use). All documents and certificates necessary to date in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Intellectual Property. Except as set forth on Section 2.17(d) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Parent.

(e) To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each assignment of a Patent assigned to the Company with the relevant governmental entity.

(f) Except as set forth on Section 2.17(f) of the Company Disclosure Schedule, and except for non-exclusive licenses granted to end-user customers in the ordinary course of business, all Company Intellectual Property that is wholly owned by Company will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(g) The Company has no knowledge of any facts or circumstances that the Company knows would render any Company Intellectual Property invalid or unenforceable.

(h) Each item of Company Intellectual Property that is wholly owned by Company is free and clear of any liens or encumbrances, except as set forth on Section 2.17(h) of the Company Disclosure Schedule, and except for non-exclusive licenses granted to the Company’s customers in the ordinary course of business.

(i) Except as set forth on Section 2.17(i) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was material Company Intellectual Property, to any other person, or (ii) permitted Company’s rights in such material Intellectual Property to lapse or enter the public domain.

(j) Except as set forth on Section 2.17(j) of the Company Disclosure Schedule, all Company Intellectual Property that is owned by the Company and that is used in or necessary to the conduct of Company’s business as presently conducted or currently planned or contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have assigned (to the maximum extent permitted under applicable law) their rights, including all Intellectual Property rights therein, to the Company or (ii) by third parties who have assigned (to the maximum extent permitted under applicable law) their rights, including all Intellectual Property rights therein, to the Company.

(k) Except as set forth on Schedule 2.17(k) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for Company and is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of (with assignments sufficient to irrevocably transfer (to the maximum extent permitted by law) all rights in and to such Intellectual Property to the Company including, in the case of Patent and Copyright assignments, the right to seek past and future damages with respect thereto), or (ii) has obtained a perpetual, nonterminable license sufficient for the conduct of its business as currently conducted and as currently planned or contemplated to be conducted to all such third party’s Intellectual Property in, such work, material or invention by operation of law or by assignment, to the fullest extent it is legally possible to do so.

(l) Except as set forth on Section 2.17(l) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all the material Intellectual Property that is used in, or any Intellectual Property that is necessary, to the conduct of the business of the Company as it currently is conducted and as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

(m) Except as set forth on Section 2.17(m) of the Company Disclosure Schedule, no person who has licensed any material Intellectual Property to the Company has ownership rights or license rights to improvements made by or for the Company in such Intellectual Property.

(n) Company has the right to use all Software development tools, library functions, compilers and all other third-party Software that are required to create, modify, compile, operate or support any Software that is material Company Intellectual Property or is incorporated into any Company Product. Without limiting the foregoing, except as set forth in Section 2.17(n) of the Company Disclosure Schedule, no open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is Company Intellectual Property or is incorporated into any Company Product.

(o) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used by Company in the development of any Company Intellectual Property. Except as set forth on Section 2.17(o) of the Company Disclosure Schedule, to Company’s knowledge, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(p) Except as set forth on Section 2.17(p) of the Company Disclosure Schedule, the operation of the business of the Company as it is currently conducted, or is currently planned or contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and distribution of Company Products does not infringe or misappropriate and will not infringe or misappropriate when conducted by Surviving Corporation following the Closing (but only to the extent Surviving Corporation conducts the operation of the business as it is currently conducted, or is currently planned or contemplated to be conducted by the Company), any Intellectual Property of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(q) Except as set forth on Section 2.17(q) of the Company Disclosure Schedule, to Company’s knowledge, no Company Intellectual Property, Company Product or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(r) Other than inbound “shrink-wrap” and similar publicly-available commercial licenses, confidentiality/non-disclosure agreements, preprinted purchase order terms and conditions, and employee invention assignment agreements, Section 2.17(r)(i) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. All such contracts are in full force and effect. Except as set forth in Section 2.17(r)(ii) of the Company Disclosure Schedule, the Company is not in material breach of any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no other party to any such contract, license or agreement is in material breach thereof. Except as set forth in Section 2.17(r)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Except as set forth in Section 2.17(r)(ii) of the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

(s) Section 2.17(s) of the Company Disclosure Schedule lists all material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has expressly agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

(t) Except as set forth in Section 2.17(t) of the Company Disclosure Schedule, to the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(u) Except as set forth in Section 2.17(u) of the Company Disclosure Schedule, to the Company’s knowledge, no person is infringing or misappropriating any Company Intellectual Property.

(v) The Company has taken all steps that are reasonably required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Exhibit E and all current and former employees and consultants of Company who have created or modified any of the Company Intellectual Property have executed such an agreement.

(w) Except as set forth on Section 2.17(w) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement will trigger under any Contract to which Company is a party (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to any Intellectual Property owned by, or licensed to, either of them which, in the case of Surviving Corporation, would not have been granted by the Company had the Closing not occurred, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses which, in the case of Surviving Corporation, the Company would not have been bound by or subject to had the Closing not occurred, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company prior to the Closing under any Contract to which Company is a party.

2.18 Agreements, Contracts and Commitments.

(a) Section 2.18(a) of the Company Disclosure Schedule, lists all of the following to which the Company is a party or bound by:

(i) any employment or consulting contract with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization (other than offer letters, employee invention assignment agreements and option agreements pursuant to the Company’s standard form previously provided to Parent; provided that there are no substantive modifications from such form; and provided, further, in the case of employee invention assignment agreements, that the employee has not excepted any inventions that are related to any Intellectual Property used in connection with Company Products);

(ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any subsequent event or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(vi) any agreement, contract or commitment with customers of the Company that individually accounts for five percent (5%) or more of the Company’s revenues;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or contract for the purchase of materials or services involving single source suppliers, custom manufacturers or involving in excess of $25,000 individually or $50,000 in the aggregate;

(x) any construction contracts;

(xi) any dealer, distribution, joint marketing or development agreement;

(xii) any sales representative, original equipment manufacturer, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for distribution of the Company’s products, technology or services by a third party;

(xiii) any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale, license, distribution and development of Intellectual Property and advertising in the ordinary course of business;

(xiv) any Contract currently in force to provide source code to any third party for any product or technology;

(xv) any material settlement agreement entered into prior to the date of this Agreement pursuant to which the Company has continuing obligations or rights;

(xvi) any Contract under which the consequences of a default or termination would reasonably be anticipated to have a Material Adverse Effect on the Company;

(xvii) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

(xviii) any revenue or profit participation Contract which involves aggregate annual payments of more than $20,000; or

(xix) any other Contract that involves $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, and any other Contract that is not cancelable without penalty within six (6) months.

2.19 Insurance. Section 2.19 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company, or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company does not have any knowledge of threatened termination of, or premium increase with respect to, any of such policies.

2.20 Interested Party Transactions. No officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.20.

2.21 Accounts Receivable. Except as set forth in Section 2.21 of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable of the Company and arising subsequent to the date of the Current Balance Sheet, (a) arose from bona fide sales transactions in the ordinary course of business consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are current and collectible, (d) are not subject to any valid set-off or counterclaim, and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

2.22 Governmental Authorizations and Permits. Each Approval (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for, or material to, the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.23 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.23 of the Company Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts and agreements set forth in the Company Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

2.25	Information Statement.

The information supplied by the Company for inclusion in the information statement to be sent to the shareholders of the Company in connection with the Company shareholders’

consideration of the Merger (the “Company Shareholder Action”) (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholder Action or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading.

2.26 Termination Notice. The Company delivered to Overture on April 10, 2003 the written notice of intent not to renew the GoTo Search Services Order entered into by and between Overture (formerly GoTo.com, Inc.) and the Company (formerly Oingo.com, Inc.), dated May 14, 2001 (the “Overture Search Agreement”) in such form and at such time as required to effectively cause nonrenewal of the Overture Search Agreement.

2.27 Employment Arrangements. Gil Elbaz and Adam Weissman shall have delivered executed offer letters, based on Parent’s standard form (each, an “Offer Letter”), which Offer Letters shall be effective as of the Closing Date. Such Offer Letters will have set forth “at-will” employment arrangements which will (i) be subject to and in compliance with Parent’s standard human resources policies and procedures, (ii) have terms, including the position, salary and responsibilities of such employee, which will be determined by Parent after consultation with the Company’s management, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.

2.28 Disclosure. The representations and warranties of the Company contained in this Agreement, together with the Company Disclosure Schedule and any certificate furnished to Parent pursuant to any provision of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested in writing by Parent or its counsel. The Company has not failed to disclose to Parent any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on the Company.

2.29 Closing Cash Statement. The Closing Cash Statement delivered by the Company pursuant to Section 5.18 will state the amount of the Company’s cash and cash equivalents (within the meanings of such terms under GAAP) on the Closing Date.

2.30 Overture AdSense Contract. The Company does not have any Contract with Overture or any of Overture’s Affiliates or Associates relating to the Company’s AdSense product.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to the Company, subject to such exceptions as are disclosed with respect to this Article 3 in the disclosure schedule (the “Parent Disclosure Schedule”) delivered herewith and dated as of the date hereof, as follows:

3.1 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent’s Board of Directors has unanimously approved this Agreement and the Ancillary Agreements to which the Parent is a party. The execution and delivery by each of Parent and Sub of this Agreement and the Ancillary Agreements to which it is a party and, the consummation by Parent and Sub of the transactions contemplated hereby and thereby and the performance by each of Parent and Sub of their respective obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no further action is required on the part of Parent and Sub to authorize this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of Parent and Sub enforceable against Parent and Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.2 Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each of Parent and Sub has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its Assets and Properties. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.3 No Conflict. The execution and delivery of this Agreement or any of the Ancillary Documents to which the Parent or Sub is a party do not, and, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the articles of incorporation, as amended, and bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject or (iii) any Legal Requirement applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Material Adverse Effect or will not affect the legality, validity or enforceability of this Agreement.

3.4 Consents. No consent, waiver, Approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, Approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, Approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) the filing of the California Agreement of Merger with the Secretary of State of the State of California.

3.5 Parent Capital Stock. The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock, of which 3,356,918 shares are issued and outstanding as of the date hereof, 300,000,000 shares of Parent Class A Senior Common Stock, of which 80,359,844 shares are issued and outstanding as of the date hereof, and 164,781,656 shares of Preferred Stock, $0.001 par value per share (the “Parent Preferred Stock”). The designation and status of the Parent Preferred Stock is as follows: (i) 15,360,000 shares are designated as Series A Preferred Stock, of which 7,680,000 shares are issued and outstanding as of the date hereof, (ii) 50,444,772 shares are designated as Series B Preferred Stock, of which 24,911,448 shares are issued and outstanding as of the date hereof, (iii) 9,148,604 shares are designated as Series C Preferred Stock, of which 2,624,796 shares are issued and outstanding as of the date hereof, (iv) 7,437,452 shares are designated as Series D Preferred Stock, none of which are issued and outstanding as of the date hereof, (v) 15,360,000 shares are designated as Series A-1 Preferred Stock, none of which are issued and outstanding as of the date hereof, (vi) 50,444,772 shares are designated as Series B-1 Preferred Stock, none of which are issued and outstanding as of the date hereof, (vii) 9,148,604 shares are designated as Series C-1 Preferred Stock, none of which are issued and outstanding as of the date hereof, (viii) 7,437,452 shares are designated as Series D-1 Preferred Stock, none of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Parent Common Stock, Parent Class A Senior Common Stock and Parent Preferred Stock are duly authorized and validly issued, fully paid and nonassessable and have been issued in compliance with all applicable federal, state and foreign securities Laws. Parent has reserved an aggregate of 39,475,175 shares of Parent Class A Senior Common Stock for issuance to current and future directors, employees and consultants of Parent pursuant to Parent’s 1998 Stock Plan, 4,147,600 of which shares are subject to outstanding options, 82,022 of which shares are available for future issuance under the 1998 Stock Plan and 6,525,563 of which shares are available for grant under the 1998 Stock Plan and the 2003 Stock Plan. Parent has reserved an aggregate of 9,780,854 shares of Parent Class A Senior Common Stock for issuance to current and future directors, employees and consultants of Parent pursuant to Parent’s 2000 Stock Plan, 110,000 of which shares are subject to outstanding options and 0 of which shares are available for future issuance. Parent has reserved an aggregate of 4,808,300 shares of Parent Common Stock for issuance to current and future directors, employees and consultants of Parent pursuant to Parent’s

2003 Stock Plan, 1,600,482 of which shares are subject to outstanding options and 900 of which shares are available for future issuance. Other than as described above, in Section 3.5 of the Parent Disclosure Schedule, and in the Investor Rights Agreement, there are no outstanding rights, options, warrants, preemptive rights, redemption rights, rights of first refusal or similar rights for the purchase or acquisition from Parent of any securities of Parent. There have been, and currently are, no adjustments made or required to be made to the conversion prices set forth in the Parent’s articles of incorporation as currently in effect.

3.6 Issuance of Parent Common Stock. .The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and, except as set forth in Section 3.6 of the Parent Disclosure Schedule, will be free of liens, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement or the Ancillary Agreements and applicable state and federal securities laws and will be, subject to the truth and accuracy of the representations made by the Company in Section 2.3 and by the Company Shareholders in the Shareholder Certificate, issued in compliance with applicable federal and state securities laws. The shares of Parent Common Stock to be issued pursuant to the Merger are not subject to any preemptive rights or rights of first refusal or other similar rights that have not been effectively waived. The Parent Common Stock issuable upon exercise of the Company Options assumed by Parent pursuant to this Agreement has been duly and validly reserved and, when issued in compliance with the provisions of such assumed instruments and the articles of incorporation, as amended, of Parent, will be validly issued, fully paid and nonassessable, and, except as set forth in Section 3.6 of the Parent Disclosure Schedule, will be free of liens, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

3.7 Parent Financial Statements. Parent has delivered to the Company (a) the audited consolidated balance sheets of the Parent as of December 31, 2001 and 2002, and the related audited statements of operations, changes in holders’ equity and cash flows, respectively, for the fiscal years ended December 31, 2000, 2001 and 2002 (the “Parent Annual Financial Statements”) and (b) the unaudited consolidated balance sheet of Parent as of February 28, 2003, and the related unaudited statement of operations for the two month period ended on such date (the “Parent Interim Financial Statements” and, together with Parent Annual Financial Statements, the “Parent Financials”). The Parent Financials (including the notes to the Parent Annual Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and present fairly in all material respects the financial position and operating results of Parent as of the dates and during the periods indicated therein, subject (1) to adjustments in compensation expense required by the Securities and Exchange Commission in connection with equity compensation, (2) to adjustments resulting from changes in accounting standards and emerging interpretive guidance relating to standards of financial accounting and reporting, and (3) in the case of the Parent Interim Financial Statements, to normal quarter-end and year-end adjustments, and except that the Parent Interim Financial Statements may not contain footnotes. The Parent’s unaudited consolidated balance sheet as of February 28, 2003 is referred to herein as the “Parent Current Balance Sheet.”

3.8 Absence of Certain Changes. Since the date of the Parent Current Balance Sheet, Parent has operated its business in the ordinary course consistent with past practice, and since such date there has not occurred with respect to Parent: (a) any change, event or condition that has resulted in a Material Adverse Effect; (b) any amendment or change in its articles of incorporation or bylaws; (c) any material change in accounting methods or practices; (d) any declaration, setting aside or payment of a dividend on, or the making of any other distribution in respect of, the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent or any change in any rights, preferences, privileges or restrictions on any outstanding security of Parent.

3.9 Dividends or Distributions. Parent has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock.

3.10 Registration Rights. Except as provided in the Investor Rights Agreement, Parent is presently not obligated and has not granted any rights to register under the Securities Act or to register or qualify under any state securities any of its presently outstanding securities or any of its securities that may subsequently be issued.

3.11 Legal Proceedings. Except as set forth in Section 3.11 of the Parent Disclosure Schedule there are, and since the date of the Parent Current Balance Sheet, have been, no material Actions or Proceedings pending or, to the knowledge of the Parent, threatened against, relating to or affecting the Parent or any of its Assets and Properties and Parent has not received notice or otherwise has knowledge of any Orders outstanding against the Parent.

3.12 Employment Matters. Parent is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees of the Parent in the jurisdictions where such employees are located. There are no pending material claims or actions against the Parent under any worker’s compensation policy or long-term disability policy.

3.13 Labor. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Except as set forth in Section 3.13 of the Parent Disclosure Schedule, there are no material actions, suits, claims, labor disputes or grievances pending, or to the knowledge of the Parent threatened, or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Parent, including, without limitation, charges of unfair labor practices or discrimination complaints.

3.14 Patents and Trademarks. To Parent’s knowledge, Parent owns, or has the right to use (or will be able to obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to its business as now conducted and as proposed to be conducted without conflicting with or infringing upon the right or claimed right of any person under or with respect to the forgoing, except as would not have a Material Adverse Effect on Parent.

3.15 Compliance with Other Instruments. Parent is not in violation or default of any provision of its articles of incorporation or bylaws, each as amended and in effect on and as of the date hereof. Parent is not in violation or default of any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect or of any provision of any federal, state or, to its knowledge, local statute, rule or governmental regulation which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which the Parent is a party, and the exchange and delivery of the Merger Consideration will not result in any such violation, be in Conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets and Properties of Parent pursuant to any such provision.

3.16 Title to Property and Assets. Parent owns its Assets and Property free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such Assets and Property. With respect to the Assets and Property it leases, Parent is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

3.17 Organizational Documents. Parent has delivered to the Company or its counsel true, correct and complete copies of Parent’s articles of incorporation and bylaws, as amended, and in effect through the Closing.

3.18 Disclosure. The representations and warranties of the Parent and Sub contained in this Agreement, together with the Parent Disclosure Schedule and any certificate furnished to Company pursuant to any provision of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has not failed to disclose to the Company any fact or circumstances that would reasonably be expected to have a Material Adverse Effect on Parent.

3.19 Brokers. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

3.20 Tax Returns, Payments and Elections. The provisions for Taxes of Parent as shown in the Parent Financials are adequate in all material respects for Taxes due or accrued as of the date hereof. Since the date of the Parent Interim Financial Statements, Parent has not incurred any material Taxes, assessments or governmental charges other than in the ordinary course of business and Parent has made adequate provisions on its books of account for all material Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.21 Information Statement. The information supplied by Parent in writing for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholder Action or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement based on information provided in writing by Parent for inclusion in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 8 hereof and the Effective Time, the Company agrees (unless the Company is required to take such action pursuant to this Agreement or Parent shall give its prior consent in writing), subject to the prohibitions set forth in this Section 4.1 and in Section 4.2, to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay its Liabilities, Taxes and other obligations consistent with its past practices (and in any event when due), and, to the extent consistent with such business, to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.10 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect (individually or in the aggregate) or prevent the Company from performing or cause it not to perform its agreements and covenants hereunder or cause any condition to Parent’s closing obligations in Section 6.1 and Section 6.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 hereof, or the Effective Time, the Company shall not, except as set forth in Section 4.1 of the Company Disclosure Schedule, cause or permit any of the following, without the prior written consent of Parent:

(a) Stock Option Plans: accelerate, amend or change the period of exercisability or vesting of Options or other rights granted under its stock plans or otherwise, authorize cash payments in exchange for any Options or other rights granted under any of such plans, grant any additional Options or waive any repurchase rights with respect to any Company Restricted Stock;

(b) Intellectual Property: (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any Contract with respect to any Company

Intellectual Property with any person or entity; provided, that on and after April 23, 2003, the Company may enter into non-exclusive licenses of Company Intellectual Property with licensees other than Overture (A) in the ordinary course of the Company’s business consistent with past practice and (B) outside of the ordinary course of the Company’s business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, other than with respect to off-the-shelf software pursuant to “shrink wrap” or “click wrap” license agreements, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties charged by the Company to its customers or licensees, or agree to any change in the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(c) Technology Rights: enter into or amend any Contract, commitment or transaction pursuant to which any other party is granted marketing, distribution, development or other similar rights of any type or scope with respect to any of products or technology of the Company;

(d) Contracts: amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(e) Company Capital Stock: declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

(f) Issuances of Company Capital Stock: issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or Options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for issuances of Company Common Stock pursuant to exercises of Company Options or Company Warrants disclosed in Section 2.3(c) of the Company Disclosure Schedule and the conversion of the Company Preferred Stock disclosed in Section 2.3(a) of the Company Disclosure Schedule;

(g) Amendments to Articles: cause or permit any amendments to the Company’s articles of incorporation or bylaws;

(h) Dispositions: sell, lease, license or otherwise dispose of or encumber any Assets or Property of the Company, except for Assets or Property that are not Company Intellectual Property in the ordinary course of business consistent with past practice; provided, that on and after April 23, 2003, the Company may enter into non-exclusive licenses of Company Intellectual Property with licensees other than Overture (A) in the ordinary course of the Company’s business consistent with past practice and (B) outside of the ordinary course of the Company’s business

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consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed;

(i) Indebtedness: incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and capital equipment leases consistent with past practice;

(j) Loans: grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(k) Payment of Obligations: pay, discharge or satisfy any claim or Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials or incurred since the date of the Current Balance Sheet in the ordinary course of business and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

(l) Expenditures: make any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate;

(m) Insurance: reduce the amount of any insurance coverage provided by existing insurance policies;

(n) Employees: hire or terminate any Employees, or encourage any Employees to resign from the Company, other than Non-Continuing Employees;

(o) Severance Arrangements: grant or increase or modify in favor of any Employee any severance or termination pay to any Employee except payments made pursuant to standard written agreements or plans outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(p) Employee Contracts: enter into or amend any Contract with any officer, director or employee of the Company;

(q) Employee Plans: adopt or amend any Employee Plan, enter into any employment Contract, pay or agree to pay any special bonus or special remuneration to any director, officer or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Company Disclosure Schedule;

(r) Litigation: commence or settle any litigation (other than a lawsuit for breach of this Agreement);

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(s) Taxes: make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(u) Revaluation: revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; or

(v) Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(u) above, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not, nor shall the Company permit any of its directors, employees, shareholders, agents, representatives or Affiliates to (and the Company shall instruct them not to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions with respect to any Acquisition Proposal (provided that this subsection (a) shall not, by its reference to the defined term “Acquisition Proposal”, and such term’s reference to subsection (i) of the defined term “Competing Transaction,” prohibit discussions and negotiations with existing or potential customers, other than Overture, regarding commercial services relationships in the ordinary course of business), (b) disclose any material non-public information to any Person concerning the Company’s business, technologies or properties, or afford to any Person or entity access to its properties, technologies, books or records, not customarily afforded to new non-strategic customers in the ordinary course of business, (c) assist or cooperate with any Person to make any Acquisition Proposal, (d) enter into any Contract with any Person other than de minimus Contracts in the ordinary course of business, or (e) effect any Competing Transaction; provided, however, that (d) and (e) shall not prohibit the Company from, on and after April 23, 2003, entering into non-exclusive licenses of Company Intellectual Property with licensees other than Overture (A) in the ordinary course of the Company’s business consistent with past practice and (B) outside of the ordinary course of the Company’s business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed). In the event that the Company or any of the Company’s Affiliates shall receive, prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8 hereof, any Acquisition Proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately notify Parent thereof, including information as to

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the identity of the offeror or the party making any such Acquisition Proposal and the specific terms of such Acquisition Proposal or request, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Shareholder Approval.

(a) The Company shall submit this Agreement, the California Agreement of Merger and the transactions contemplated hereby to its shareholders for approval and adoption as provided by California Law and the articles of incorporation and bylaws of the Company within five days of the date hereof. Such submission, and any proxy or consent in connection therewith, (i) shall include a solicitation of the approval of the holders of Company Common Stock, the Company Preferred Stock and the Series B Preferred Stock of the Company, each voting separately as a class and (ii) shall specify that adoption of this Agreement and approval of the Merger shall constitute approval by the Company Shareholders of: (A) the escrow and indemnification obligations of the Company Shareholders set forth in Article 7 hereof and the deposit of the Merger Consideration equal to the Escrow Amount into the Escrow Fund and (B) in favor of the appointment of Jordan Libit as Securityholder Agent, under and as defined in this Agreement. The Company shall use its commercially reasonable efforts to obtain the consent of the Company Shareholders sufficient to (i) approve the Merger, this Agreement and the transactions contemplated hereby, (ii) constitute a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together, (iii) constitute a majority of the outstanding shares of Company Common Stock, (iv) constitute at least a majority of the outstanding shares of Company Preferred Stock, (v) constitute at least a majority of the outstanding shares of Series B Preferred Stock of the Company and (vi) enable the Closing to occur as promptly as practicable. In addition, the Company shall (i) promptly submit for approval by the Company Shareholders by the requisite vote (and in a manner satisfactory to Parent) any payments of cash or stock contemplated by this Agreement that Parent determines may constitute “parachute payments” pursuant to Section 280G of the Code, such that all such payments resulting from the transactions contemplated hereby shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) deliver to Parent evidence satisfactory to Parent that a Company Shareholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Shareholder approval has not been obtained with respect to any payment of cash or stock that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and, as a consequence, that such “parachute payment” shall not be made or provided. The Company shall deliver to Parent, concurrently with the execution of this Agreement, executed

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Voting Agreements from holders with beneficial ownership of at least (i) a majority of the outstanding shares of Company Preferred Stock, (ii) a majority of the outstanding shares of Series B Preferred Stock of the Company and (iii) 90% of the outstanding shares of Company Common Stock, each as of the date hereof.

(b) Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and affairs as may be required or appropriate in the disclosure materials submitted to the Company Shareholders (the “Soliciting Materials”) and to cause its representatives to cooperate with the other’s representatives in the preparation of the Soliciting Materials. The Soliciting Materials submitted to the Company Shareholders shall be subject to the review and approval by Parent (and include information regarding the Company, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, and the transactions contemplated hereby). The Company warrants that none of the information contained in any documents mailed or delivered to the Company Shareholders in connection with soliciting their consent to this Agreement or the Merger, including the Soliciting Materials, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent in writing specifically for inclusion or incorporation by reference in any of the Soliciting Materials. Parent warrants that none of the information supplied by Parent in writing for inclusion in any documents mailed or delivered to the Company Shareholders in connection with soliciting their consent to this Agreement and the Merger, including the Soliciting Materials, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing, if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that would make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

(c) The Company agrees to arrange for, at Parent’s expense (not to exceed $20,000), a Purchaser Representative who shall have such knowledge and experience in financial and business matters that the Purchaser Representative is capable of evaluating the merits and risks of an investment in the Parent Common Stock, and who shall otherwise satisfy the requirements of Rule 501(h) under the Securities Act, to act as “purchaser representative” within the meaning of Rule 501(h) under the Securities Act and as “professional advisor” (as such term is defined in Regulation 260.102.12(g) promulgated by the Commissioner of Corporations of the State of California under the California Corporate Securities Law of 1968, as amended (the “California Securities Act”), for certain of the Company Shareholders in connection with the Merger. The Purchaser Representative shall be available at reasonable times to meet with Company Shareholders to discuss with them the merits and risks of the investment in Parent Common Stock pursuant to the Merger.

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5.2 Restricted Shares; Shareholders’ Representations Regarding Securities Law Matters; Lockup.

(a) The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Company Shareholders pursuant to Section 1.6 hereof shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in compliance with Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

(b) Each shareholder of the Company, by virtue of the Merger and the conversion into Parent Common Stock of the Company Capital Stock held by such shareholder, shall be bound by the following provisions:

(i) Such shareholder will not offer, sell, transfer or otherwise dispose of any shares of Parent Common Stock unless (A) such sale, transfer or other disposition is within the limitations of and in compliance with the Securities Act and the rules and regulations thereunder, including without limitation Rule 144 promulgated by the SEC under the Securities Act, and the shareholder furnishes Parent with reasonable proof of compliance with such Rule, (B) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common Stock, or (C) the offer and sale of Parent Common Stock is registered under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for the following transfers for no consideration (1) a transfer by a shareholder that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member; (2) a transfer by a corporation to its subsidiaries or stock holders; or (3) the transfer by gift, will or intestate succession by any shareholder or any partner or member (current or retired) of a shareholder to his or her spouse or to the siblings, lineal descendants or ancestors of such shareholder, partner or member (current or retired) or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof.

(ii) Provided that each officer and director of Parent who owns stock or options to purchase stock of Parent and all one-percent security holders and all other persons with registration rights also agrees to such restrictions, each Company Shareholder agrees that, if, in connection with the public offering of Parent’s securities, Parent or the underwriters managing the offering so request, the Company Shareholder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent (other than those included in the registration) without the prior written consent of Parent or such underwriters, as the case may be, for (i) 180 days from the effective date of such registration in the case of Parent’s initial public

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offering and (ii) 90 days from the effective date of such registration in the case of any other public offering of the Parent’s securities. This Section 5.2(b)(iii) shall be binding on all transferees or assignees of Parent Common Stock issued to each Company Shareholder in the Merger. Common Stock issued to each Company Shareholder in the Merger.

5.3 [Reserved].

5.4 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Article 8 hereof, to (i) all of the Company’s properties, books, contracts, commitments and records, including the Company’s source code, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.5 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated February 28, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.6 Expenses; Severance Payments. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except with respect to Excess Legal Expenses which shall be governed by Section 7.2. The fees of Pillsbury Winthrop LLP, counsel to the Company, incurred in connection the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by the Company at the Closing (which payment shall in no way be in derogation of the rights of Parent to recover Excess Legal Expenses pursuant to Section 7.2). The Company shall provide to Parent, at least one (1) business day prior to the Closing Date, with a statement of Third Party Expenses incurred by the Company in form reasonably satisfactory to the Parent (the “Statement of Expenses”). The Company shall also include in the Statement of Expenses an accounting of (A) all severance payments paid out to employees, consultants or directors of the Company during the period beginning on March 28, 2003 and ending immediately prior to the Effective Time, (B) all existing

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obligations entered into or otherwise agreed to by the Company or Company management with respect to severance arrangements with employees, consultants or directors of the Company, and (C) a good faith estimate by the Company of commissions owed by the Company to its employees, agents and consultants ((A), (B) and (C) collectively, the “Severance Payments and Obligations,” and (C) individually, the “Estimated Commissions”).

5.7 Public Disclosure. Neither the Company nor any officer, director, employee or agent of the Company (and the Company shall cause each of them to be aware of and comply with this prohibition) shall issue any statement or communication to any third party (other than their respective representatives or agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld.

5.8 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and Approvals under any of the Contracts to which the Company is a party deemed appropriate or necessary by any party in connection with the Merger, including all consents, waivers and Approvals set forth in the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

5.9 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.10 Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Section 6.3 to be satisfied (other than obtaining consents, approvals or waivers which are governed by Section 5.7), (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

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(b) Subject to the terms and conditions provided in this Agreement, each of Parent, Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Authority required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, Assets or Property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect any remedies available to the Parent or the Company. No disclosure by the Company pursuant to this Section 5.11 shall be deemed to amend or supplement the Company Disclosure Schedule, or prevent or cure and misrepresentations, breach of warranty or breach of covenant. No disclosure by Parent pursuant to this Section 5.11 shall be deemed to amend or supplement Parent Disclosure Schedule, or prevent or cure and misrepresentations, breach of warranty or breach of covenant.

5.12 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and Approvals of any Governmental Authority or Person required in connection with the Merger) as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party, as soon as practicable following the date hereof.

5.13 Employee Matters. Each person who shall continue as an employee of the Surviving Corporation after the Effective Time shall, after the Effective Time, be an at-will employee of Parent or Surviving Corporation to the extent permitted by applicable Law (a “Continuing Employee”); provided that each employee employed in the United States shall provide proof of the right to work in the United States. Each Continuing Employee shall be eligible to receive benefits (such as medical benefits, bonuses and 401(k)) maintained for employees of Parent consistent with Parent’s employment policies. To the extent permitted by law and applicable tax qualification requirements and subject to any generally applicable break in service or similar rule, each Continuing Employee shall be given credit, for the purpose of any service requirements for participation eligibility, or vesting, for his or her period of continuous coverage under comparable Company benefit plans prior to the Effective Time to the extent permitted by Parent’s benefit programs and consistent with Parent’s employee benefit plans. No Continuing Employee, or any or his or her eligible dependents, who, at the Effective Time, are participating in a Company group health plan shall be excluded from Parent’s group plan, or limited in coverage thereunder, by reason of any waiting period restriction or preexisting condition limitation to the extent permitted by Parent’s employee benefit plans and the insurance carrier or provider. To the extent consistent with law and applicable tax qualification requirements, Parent shall use its commercially reasonable efforts to ensure that each Continuing Employee shall receive credit under the Parent group health plan in which the Continuing Employee participates (for the purpose of any annual out-of-pocket limitations) for any deductibles or co-payments that such individual has paid or has been charged with under any Company group health plan during the calendar year in effect at the Effective Time to the extent consistent with the applicable policies of the insurance carrier or other provider. In furtherance of the foregoing, the Company shall terminate all employment agreements and other arrangements with its employees effective as of the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit. The Company shall obtain a written release of claims against the Company in the form attached hereto as Exhibit F from each of the terminated employees and all Indemnifying Officers as well as any other officers and directors of the Company as to all claims arising on or before the Closing Date.

5.14 New Employment Arrangements. On or before the date hereof, Gil Elbaz and Adam Weissman shall deliver executed offer letters, based on Parent’s standard form (each, an “Offer Letter”), which Offer Letters shall be effective as of the Closing Date. Such Offer Letters will set forth “at-will” employment arrangements which will (i) be subject to and in compliance with Parent’s standard human resources policies and procedures, (ii) have terms, including the position, salary and responsibilities of such employee, which will be determined by Parent after consultation with the Company’s management, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.

5.15 Non-Competition Agreements. On or before the date hereof, Gil Elbaz and Adam Weissman shall deliver executed Non-Competition Agreements, each effective as of the Closing Date.

5.16 Investor Representation Statement. The Company shall use its reasonable best efforts to secure, prior to the Closing, from each shareholder of the Company, an executed Shareholder Certificate.

5.17 Indemnification. From and after the Effective Time and until that date which is six (6) years after the Effective Time, the Surviving Corporation shall, or, to the extent that Surviving

Corporation is unable to Parent shall, fulfill and honor in all respects the indemnification obligations of the Company to its directors and officers pursuant to its articles of incorporation and bylaws as in effect as of March 28, 2003 and pursuant to any indemnification agreements entered into on or before March 28, 2003 and in effect as of immediately prior to the Effective Time between the Company and its officers and directors, listed in Section 5.17 of the Company Disclosure Schedule, and an executed copy of which has been delivered by the Company to the Parent; provided, however, that the obligations of Parent and the Surviving Corporation pursuant to this Section 5.17 (i) shall not apply to any action, suit, proceeding, complaint, claim or demand by Parent, whether such claim is brought pursuant to this Agreement, applicable law or otherwise, (ii) shall not apply to any liabilities that result from actions, events or circumstances that would constitute a breach by the Company of any of its representations, warranties or covenants in this Agreement, any Ancillary Agreement or any document or instrument delivered hereunder, and (iii) shall not be deemed to release any officer or director from his or her indemnity obligations under Article 7 hereof.

5.18 Termination of Company Employee Plans.

(a) Effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company no later than three (3) Business Days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

(b) In the event that the distribution or rollover of assets from the trust of the Company Employee Plan that is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated Company Employee Plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least five (5) days prior to the Effective Time.

5.19 Closing Cash Statement. The Company shall prepare and deliver to Parent, at least one (1) Business Day prior to the Closing, a statement (the “Closing Cash Statement”), reasonably acceptable to Parent, which states the amount of cash and cash equivalents (within the meanings of such terms under GAAP) of the Company as of that date.

5.20 Assignment by Founders. The Company shall have entered into an intellectual property assignment agreement with each of Gil Elbaz and Adam Weissman in form reasonably satisfactory to Parent, which shall provide for the assignment to the Company by Gil Elbaz and Adam Weissman of all Intellectual Property developed by them before they became employees of the Company which relates to the current or proposed business of the Company or is used in connection with the Company Products.

5.21 Waiver of Participation and Anti-Dilution Rights. Parent shall exercise commercially reasonable efforts to take, or cause to be taken, all actions necessary to ensure that all existing shareholders of Parent have waived any and all participation rights and anti-dilution protection they may have which are applicable to the Merger or the transactions contemplated thereby.

5.22 Conversion of Series A Preferred. The Company shall exercise its commercially reasonable efforts to cause all outstanding shares of Company Series A Preferred Stock to convert into shares of Company Common Stock prior to the Closing pursuant to the terms of the Company’s Articles of Incorporation.

5.23 Releases. The Company shall exercise its commercially reasonable efforts to cause each of the individuals listed on Schedule 6.3(r) of the Company Disclosure Schedule, and any employee whose employment is terminated prior to the Closing Date to execute and deliver to the Company a release in the form attached hereto as Exhibit F.

5.24 Options. Conditioned on the occurrence of the Closing and on the acceptance of all employment offers that Parent will be granting to employees of the Company at the Closing, Parent agrees that, at the next Board of Directors action pursuant to which Parent grants options, Parent will grant up to an aggregate of 248,000 options to employees of the Company; provided that the portion of such options allocated for grant to any individual employee of the Company will not be reallocated to other employees if such employee does not accept Parent’s employment offer.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing, be pending.

(c) Company Shareholder Approval. Company Shareholders holding at least a sufficient number of shares of Company Capital Stock as required under the Company’s articles of incorporation and California Law shall have approved this Agreement, the California Agreement of Merger, the Merger and the transactions contemplated hereby and thereby, in each case without regard to any proxies granted or voting agreements entered into by such parties prior to the Closing Date.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified by “materiality” or “material adverse change” or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date). Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Performance. Each of Parent and Sub shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing. Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(c) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, a Professional Corporation, counsel to Parent, as to the matters set forth in Exhibit G.

(d) Anti-Dilution and Participation Waivers. Any participation rights and anti-dilution protection benefiting Parent’s shareholders that are applicable to or triggered by the Merger shall have been effectively waived.

6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger and the transaction contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified by “materiality” or “material adverse change” or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date). Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer of Company.

(b) Company Shareholder Approval.

(i) Shareholders of the Company holding at least ninety percent (90%) of the Company Capital Stock shall have approved this Agreement, the California Agreement of Merger, the Merger and the transactions contemplated hereby and thereby, in each case without regard to any proxies granted or voting agreements entered into by such parties prior to the Closing Date.

(ii) Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Company as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals in form and substance reasonable satisfactory to Parent.

(c) Performance. Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing. Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer of Company.

(d) [Reserved].

(e) Non-Competition Agreements. Each of Gil Elbaz and Adam Weissman shall have executed and delivered to Parent a Non-Competition Agreement and such Non-Competition Agreement shall be in full force and effect.

(f) Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by Parent shall have been timely obtained.

(g) Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective Assets and Properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(h) Legal Opinion. Parent shall have received a legal opinion from Pillsbury Winthrop, legal counsel to the Company, as to the matters set forth in Exhibit H.

(i) Voting Agreements. Company Shareholders representing 90% of the outstanding voting capital stock of the Company (on an as-converted to common stock basis) shall have executed and delivered to Parent a Company Voting Agreement, and no breach of any Company Voting Agreement shall have occurred or be continuing.

(j) Conversion of Company Preferred Stock. All outstanding shares of Company Series A Preferred Stock shall have been fully converted into shares of Company Common Stock pursuant to the articles of incorporation of the Company and applicable provisions of California Law.

(k) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.3(k) to this Agreement and each such agreement shall be of no further force or effect.

(l) [Reserved].

(m) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.

(n) Certificate of Good Standing. Parent shall have received a certificate of good standing of the Company from the Secretary of State of the State of California dated within a reasonable period prior to Closing.

(o) No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company since the date of this Agreement.

(p) New Employment Arrangements. Gil Elbaz and Adam Weissman shall have accepted offers of employment with Parent pursuant to the terms of their respective Offer Letters, which Offer Letters shall be effective as of the Effective Time, and neither Gil Elbaz nor Adam Weissman shall have terminated, purported to terminate or threatened to terminate their respective Offer Letters and shall be employees of the Company upon the Effective Time.

(q) Limitation on Dissent. Holders of no more than 10.0% of the outstanding shares of Company Capital Stock (on an as converted to common stock basis) shall neither have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares in connection with the Merger.

(r) Releases. Each of the individuals listed on Schedule 6.3(r) of the Company Disclosure Schedule shall have executed and delivered to the Company a release in the form attached hereto as Exhibit F.

(s) Purchaser Representative. Each Company Shareholder that is not an “accredited investor” (as defined in Regulation 501 under the Securities Act) shall have acknowledged in writing the identity of their “purchaser representative” within the meaning of

Regulation 501(h) under the Securities Act (the “Purchaser Representative”) and their reliance on such Purchaser Representative to satisfy the requirements of Regulation 506(b)(2)(ii) under the Securities Act.

(t) Exercise or Termination of Company Warrants. All Company Warrants shall have been fully exercised or the holders thereof shall have agreed to the termination or cancellation of such warrants as of the Effective Time, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Indemnifying Officers contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Merger and continue until 5:00 p.m., California time, on the date which is the one year anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) the representations and warranties of the Company set forth in Sections 2.3, 2.8 and 2.11 of this Agreement shall survive until the expiration of the applicable statutes of limitation, and (ii) only the relevant specific representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall not terminate with respect to any claims specified in any Officer’s Certificate (as defined in Section 7.3(e)) delivered to the Shareholder Representative prior to the Expiration Date until such claims are finally resolved pursuant to the terms of this Article 7, and (iii) in the case of any knowing, intentional or fraudulent breaches of the representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (each a “Fraudulent Breach” and collectively “Fraudulent Breaches”), the representations and/or warranties that are the subject of such knowing, intentional or fraudulent breaches shall not terminate until the expiration of the applicable statute of limitations. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

7.2 Indemnification. The Company Shareholders, the Indemnifying Officers and holders of Vested Assumed Options (the “Indemnifying Parties”) severally and not jointly (and in proportion to the deemed value of the Merger Consideration issued to such Company Shareholders pursuant to Section 1.6 and issuable to holders of Vested Assumed Options upon exercise of the portions of such options Vested as of immediately following the Effective Time; provided that for purposes of determining this allocation, Merger Stock shall have a deemed value of the Reference Value), shall indemnify and hold Parent and its officers, directors, employees, agents and affiliates, including the Surviving Corporation, (the “Indemnified Parties”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses and reasonable expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred, directly or indirectly, by any of the Indemnified Parties, as a direct or indirect a result of (i) any inaccuracy or breach of any representation or warranty of the Company or the Indemnifying Officers contained herein, (ii) any failure by the Company to perform or comply with any covenant contained herein that is required to be performed or complied with by the Company prior to the Closing; (iii) the incurrence by the Company of third party legal expenses in connection with the transactions contemplated in this Agreement in excess of $200,000 or which are in excess of Company’s outside legal counsel’s regular standard rates without a premium for the transaction (“Excess Legal Expenses”); (iv) any amount with respect to which the Company’s obligations to pay commissions earned as of the Closing Date are greater than the Estimated Commissions reflected on the Statement of Expenses; and (v) any amount with respect to which the Company’s actual cash and cash equivalents at Closing are less than the amount reflected on the Closing Cash Statement. Notwithstanding the foregoing, with respect only to clauses (i) (other than claims relating to the representations and warranties of the Company set forth in Sections 2.3, 2.8 and 2.11 of this Agreement) and (ii) of this Section 7.2, there shall be no right to indemnification unless and until Officer’s Certificates identifying aggregate Losses in excess of $300,000 (the “Deductible Amount”) have been delivered to the Securityholder Agent, in which event Parent shall be entitled to recover only such Losses which in the aggregate exceed the Deductible Amount. No Company Shareholder shall have any right of contribution from Parent or Company with respect to any Loss claimed by Parent. Except with respect to Fraudulent Breaches, following the Closing, the indemnification provisions of this Section 7.2 (and the related escrow and other provisions and limitations contained in this Article 7) shall be the exclusive remedy of the Indemnified Parties for the matters described in this Section 7.2. The parties further agree that in the case of claims for indemnification related to disputes regarding the AdSense product of the Company, (A) if the dispute relates solely to the AdSense product, then the Indemnified Parties shall be entitled to be indemnified by the Indemnifying Parties with respect to the expenses of such dispute, and (B) if the dispute relates to the AdSense product of the Company in addition to one or more other matters not directly related to the AdSense product, then the Indemnified Parties shall be entitled to be indemnified by the Indemnifying Parties with respect to the portion of the expenses of such dispute related to the AdSense product only if there is a determination in such dispute that the Indemnifying Parties (or any of them) or the Company prior to the Closing are culpable or liable for damages, and in such case the Indemnifying Parties will be liable for indemnification with respect to the pro rata portion of the of the expenses of such dispute relating to the AdSense product (pro rata based on the portion of the damages that relate to the AdSense product), and the Indemnifying Parties will also be be liable for indemnification with respect to expenses relating to claims that are otherwise subject to indemnification hereunder.

7.3 Escrow Arrangements.

(a) Escrow Fund. As soon as practicable after the Effective Time, by virtue of this Agreement and as partial security for indemnity obligations provided for in Section 7.2 hereof, Parent will deposit with U.S. Bank, National Association (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.5 below)), as Escrow Agent (the “Escrow Agent”), (i) a certificate or certificates (in such denominations as may be requested by the Escrow Agent) representing the Escrow Shares, which certificate(s) shall be registered in the name of the Escrow Agent and (ii) by check or wire transfer, the Escrow Cash to be deposited in the Escrow Fund, as determined pursuant to Section 1.8 and such deposit, together with any accrued interest thereof, shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Period; Distribution upon Termination of Escrow Period. The Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) as is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.4 hereof, to satisfy any unsatisfied claims reasonably described in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period (such an extension of the Escrow Period, a “Pending Claim Extension”); and, provided, further, that on the Expiration Date the Escrow Agent shall distribute to the Escrow Contributors (and in the case of Vested Assumed Options, such options shall be released from the provisions of Section 7.3(c)) the portion of the Escrow Fund that is not necessary (as determined in the preceding proviso) to satisfy such unsatisfied claims. As soon as all such unsatisfied claims, if any, have been resolved, the Escrow Agent shall deliver to the Escrow Contributors the remaining portion of the Escrow Fund (and in the case of Vested Assumed Options, such options shall be released from the provisions of Section 7.3(c)), together with any accrued interest thereon. Deliveries of portions of the Escrow Fund, together with any accrued interest thereon, to the Escrow Contributors pursuant to this Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund (including contributions pursuant to Section 1.8 as well as Section 7.3(c)) and the allocations of such distributions between Escrow Shares and Escrow Cash shall be in the same proportions as the original contributions were so allocated. Fractional shares shall be dealt with in the same manner as set forth in Section 1.7.

(c) Contribution from Assumed Options.

(i) A portion of the Merger Shares and Merger Cash issuable upon exercise of each Vested Assumed Option equal to the Option Escrow Share Amount and the Option Escrow Cash Amount, respectively, will as of the Effective Time be deemed to be included in the Escrow Fund pursuant to the provisions of this Section 7.3(c), and the holder of such Vested Assumed Option shall be an Escrow Contributor. The Option Escrow Shares and Option Escrow Cash will be deemed to be included in the Escrow Fund for the purposes of (A) determination of the amount of the Escrow Fund held in the Escrow Fund beyond the Expiration Date pursuant to Section 7.3(b), if any, and the allocation of such heldback amount among Escrow Contributors, and (B) the calculation of any distribution out of the Escrow Fund in satisfaction of a claim pursuant to Section 7.3(e), and the allocation of that distribution amount among Escrow Contributors. Notwithstanding the foregoing, Option Escrow Shares and Option Escrow Cash will not be deemed to be included in the Escrow Fund for purposes of allocating interest on Escrow Cash, and distributions related thereto, pursuant to Section 7.3(d)(ii), except to the extent Option Escrow Cash issued upon exercise of such Option is deposited into the Escrow Fund pursuant to Section 7.3(c)(ii), and then only to the extent of interest earned on such deposited cash after the date of such deposit.

(ii) Upon exercise of a Vested Assumed Option following the Closing and prior to the end of the Escrow Period (as extended by any Pending Claim Extension), if immediately prior to such exercise the Option Escrow Share Amount and the Option Escrow Cash Amount are greater than zero, a percentage of the shares of Parent Common Stock issued and cash paid upon such exercise equal to the Escrow Percentage, but not more than such Option Escrow Share Amount and Option Escrow Cash Amount, shall on behalf of the option holder be deposited with the Escrow Agent and shall be part of the Escrow Fund.

(iii) In the event that a distribution is to be made out of the Escrow Fund pursuant to Section 7.3(e), Option Escrow Shares and Option Escrow Cash shall be treated as Escrow Shares and Escrow Cash for purposes of calculating the allocation of the distribution out of the Escrow Fund among the Escrow Contributors. The portion of the claim amount allocable to the Option Escrow Cash Amount and the Option Escrow Share Amount of a Vested Assumed Option is referred to herein as the “Allocable Claim Amount” of such option. Immediately upon distribution of Escrow Shares and Escrow Cash out of the Escrow Fund pursuant to Section 7.3(e), the option shall no longer be exercisable as to that portion of the option equal to the Allocable Claim Amount.

(d) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the Property of the Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(ii) At the direction in writing of the Securityholder Agent, the Escrow Cash will be invested in money market funds or government securities. In the absence of written instructions from the Securityholder Agent, Escrow Agent is authorized to invest funds in a money market account at U.S. Bank, National Association. All income earned on the cash in the Escrow Fund shall become part of and be held as an additional portion of the Escrow Fund. For tax reporting and withholding purposes, all income earned on the cash in the Escrow Fund shall be treated as income earned by Parent. The Escrow Agent shall have no duty to confirm or verify the accuracy or correctness of the amount of any Escrow Shares and Escrow Cash deposited with it hereunder.

(iii) Any shares of Parent Common Stock, other equity securities or any cash dividends issued or distributed by Parent after the Effective Time (including shares issued upon a stock split) (“New Common Shares”) in respect of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Common Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

(e) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before 5:00 p.m. Palo Alto, California time on the last day of the Escrow Period of a certificate signed in good faith by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipated that it will have to pay or accrue Losses that are indemnifiable under Section 7.2, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued or reasonably anticipated that it will have to pay or accrue and the nature of the misrepresentation, breach of warranty or covenant or other item to which such item is related (including the relevant section number of the Agreement) and the facts underlying such claim, the Escrow Agent shall, subject to the provisions of Section 7.3(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, Escrow Shares and Escrow Cash held in the Escrow Fund in satisfaction of such claim. Distributions out of the Escrow Fund in satisfaction of any claim pursuant to this Section 7.3(e) shall be subject to the following provisions and limitations:

(i) The dollar amount of distributions shall be allocated between Escrow Cash and Escrow Shares as follows: (X) the Escrow Cash distribution shall be the product of 0.3515986 times the claim amount, and (Y) the Escrow Shares distribution shall be the product of 0.0399016 times the claim amount, and such distribution shall, for purposes of determining the satisfaction of the Indemnified Parties’ rights under this Article 7, be deemed to be a distribution with respect to 100% of the amount of the claim.

(ii) Distributions shall, as applicable pursuant to Section 7.2, be subject to the Deductible Amount.

(iii) Distributions of Escrow Cash and Escrow Shares shall be allocated among Escrow Contributors pro rata based on their respective original contributions to the Escrow Fund of Escrow Cash and Escrow Shares.

(iv) Allocation of distributions shall take into account deemed contributions to the Escrow Fund pursuant to Section 7.3(c) and 7.6.

(v) Parent Common Stock shall be deemed to have a value per share equal to the Reference Value (as adjusted for stock splits, stock dividends and the like with respect to such shares) for purposes of determining the amount of Escrow Shares to be distributed out of the Escrow Fund pursuant to Section 7.3(e).

(f) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent (as defined in Section 7.5) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any cash or Parent Common Stock pursuant to Section 7.3(e) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash and shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(e) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

7.4 Resolution of Conflicts; Arbitration.

(a) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash and shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

(b) If no such agreement can be reached after good faith negotiation for a period of thirty (30) days, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending Action or Proceeding with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator with experience in the area of corporate transactions involving technology companies. Parent and the Securityholder Agent shall mutually agree upon an arbitrator (which shall be independent), provided, that if Parent and Securityholder Agent cannot agree upon an arbitrator within ten (10) Business Days then such arbitrator shall be determined in accordance with the JAMS Rules (as defined below). The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(c) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo or Santa Clara Counties, California under the Comprehensive Arbitration Rules and Procedures then in effect of the Judicial Arbitration and Mediation Services, Inc. (the “JAMS Rules”). For purposes of this Section 7.4(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the shareholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.

7.5 Securityholder Agent of the Shareholders.

(a) By virtue of the Company Shareholders’ adoption of this Agreement and approval of the Merger, and without further act of any Company Shareholder, the Company Shareholders shall be deemed to have appointed Jordan Libit as agent and attorney-in-fact (the “Securityholder Agent”) for each Company Shareholder (except such shareholders, if any, holding Dissenting Shares), for and on behalf of the Company Shareholders, to give and receive notices and communications, to authorize delivery to the Indemnified Parties of cash and Parent Common Stock from the Escrow Fund in satisfaction of claims by the Indemnified Parties, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Shareholders.

(b) The Securityholder Agent shall not be liable for any act done or omitted hereunder as the Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Company Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally and not jointly indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

(c) The Securityholder Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing the Securityholder Agent’s duties and exercising its rights hereunder.

7.6 Representative Escrow.

(a) At the Effective Time, by virtue of this Agreement and as partial security for indemnity obligations provided for in Section 7.2 and Section 7.5(b) hereof, Parent will subtract $150,000 in cash from the Escrow Amount (the “Representative Escrow Amount”) and deposit such cash amount with the Escrow Agent, such deposit, together with any accrued interest thereof, to constitute an escrow fund (the “Representative Escrow Fund”) to be governed by the terms set forth herein (provided that such amount shall be deemed to be part of the Escrow Fund for purposes of calculations and allocations relating to the Escrow Fund). At the direction in writing of the

Securityholder Agent, the Representative Escrow Amount will be invested in money market funds or government securities. In the absence of written instructions from the Securityholder Agent, Escrow Agent is authorized to invest funds in a money market account at U.S. Bank, National Association. All income earned on the cash in the Representative Escrow Fund shall become part of and be held as an additional portion of the Representative Escrow Fund. For tax reporting and withholding purposes, all income earned on the cash in the Representative Escrow Fund shall be treated as income earned by Parent. The Escrow Agent shall have no duty to confirm or verify the accuracy or correctness of the amount of any Escrow Shares and Escrow Cash deposited with it hereunder.

(b) All reasonable fees of the Securityholder Agent and all reasonable costs, attorney’s fees, and expenses incurred by the Securityholder Agent in connection with the performance of its duties hereunder shall be paid out of the Representative Escrow Fund, upon presentation by the Securityholder Agent to the Escrow Agent of an accounting of such fees, costs and expenses, which accounting is subject to Parent’s reasonable agreement, provided, however, that no such claim for fees, costs and expenses shall be paid until the later of the Expiration Date or the end of the last Pending Claim Extensions, if any, to terminate; and provided, further, that in the event the Escrow Agent has received Officer’s Certificate(s) from Indemnified Parties with respect to Losses that exceed the Escrow Amount, the Escrow Agent shall, subject to the provisions of Section 7.3(e) hereof, deliver to Parent out of the Representative Escrow Fund, as promptly as practicable, cash held in the Representative Escrow Fund in an amount equal to such Losses (if such Losses are greater than the amount of cash in the Representative Escrow Fund then the Escrow Agent shall deliver to Parent the entire cash amount in the Representative Escrow Fund); and, provided, further, that, in the case of Pending Claim Extensions, on the Expiration Date the Escrow Agent shall distribute to the Escrow Contributors (and in the case of Vested Assumed Options, such options shall be released from the provisions of Section 7.3(c)) the portion of the Representative Escrow Fund that is not necessary (as determined in the preceding proviso) to satisfy such unsatisfied claims

7.7 Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent with respect to the matters contemplated by Article 7 hereof shall constitute a decision of all the Indemnifying Parties for whom a portion of the Merger Consideration otherwise payable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Indemnifying Party, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of a Securityholder Agent as being the decision, act, consent or instruction of each such Indemnifying Party. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

7.8 Third-Party Claims.

(a) In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall as promptly as practicable notify the Securityholder Agent of such claim; provided, however, that the failure of Parent to promptly provide such notice shall not affect the right of Parent to indemnification hereunder, except to the extent such failure is materially prejudicial to the rights of the Company Shareholders under such claim. The Securityholder Agent, as representative for the Company Shareholders, shall be entitled, at the expense of the Company Shareholders payable by the Company Shareholders out of the Representative Escrow Fund (subject to Section 7.6(b)), to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund, provided, that any dispute over the amount of such claim shall be resolved pursuant to Section 7.4. In the event that the Securityholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Securityholder Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

7.9 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(b) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law and arbitrators decisions, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitrator decision, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrator decision being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for

(A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(f) If any controversy arises between the parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement or its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and Merger Consideration and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent shall not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which Parent agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(g) Parent shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

(h) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Parent and the Securityholder Agent fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

7.10 Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation.

7.11 Limitation of Remedies.

(a) Except as provided in Section 7.11(b) and (c), the Escrow Fund shall be the exclusive right and remedy of Parent and the other Indemnified Parties for claims pursuant to Section 7.2.

(b) Notwithstanding the limitation set forth in Section 7.11(a), Jordan Libit, Jason Liebman, Eytan Elbaz, Brad Stein, Gil Elbaz and Adam Weismann (the “Indemnifying Officers”) shall, after the end of the Escrow Period, indemnify Parent and the other Indemnified Parties pursuant to Section 7.2 for Losses incurred by them directly or indirectly resulting from any inaccuracy or breach of any of the representations and warranties of the Company set forth in Sections 2.3, 2.8 and 2.11 hereof; provided, however, that the sum of (i) the aggregate liability of the Indemnifying Officers as a result of their allocable share of claims made and satisfied by distributions out of the Escrow Fund pursuant to Section 7.3(e) plus (ii) the liability of the Indemnifying Officers pursuant to this Section 7.11(b) for indemnification claims made after the end of the Escrow Period, shall not exceed the aggregate value of the Indemnifying Officers’ contributions to the Escrow Fund (valuing each Escrow Share contributed by the Indemnifying Officers at the Reference Value for this purpose, as adjusted for stock splits, stock dividends and the like with respect to such shares); provided, however, that the Indemnifying Officers may satisfy claims pursuant to this Section 7.11(b) by tendering cash or shares of Parent Common Stock (which shall be deemed to have a value per share equal to the Reference Value, as adjusted for stock splits, stock dividends and the like with respect to such shares), at the option of such Indemnifying Officers. The liability of the Indemnifying Officers after the end of the Escrow Period pursuant to this Section 7.11(b) shall be several and not joint and shall be pro rata as among them based on the Indemnifying Officers’ respective original contributions to the Escrow Fund (including any Option Escrow Cash Amounts and Option Escrow Share Amounts).

(c) Notwithstanding the limitations set forth in Sections 7.11(a) and 7.11(b), the Indemnifying Officers shall indemnify Parent and the other Indemnified Parties pursuant to Section 7.2 for Losses incurred by them directly or indirectly resulting from any Fraudulent Breach regardless of the timing and amount of the claims relating thereto; provided, that such indemnification obligation shall terminate with respect to any such claim on the termination of the applicable statute of limitations relating to such claim; and, provided, further, that the Indemnifying

Officers’ aggregate liability for claims for indemnification in respect of Fraudulent Breaches (including liability as a result of the Indemnifying Officer’s allocable shares of distributions out of the Escrow Fund in respect of such claims as well as the Indemnifying Officers’ liability outside of the Escrow Fund pursuant to this Section 7.11(c)) shall not (except as expressly provided below) exceed the aggregate value of the Aggregate Cash Consideration and the Aggregate Stock Consideration received by the Indemnifying Officers pursuant to the Merger (assuming for this purpose that all Company Options, Company Warrants and Equity Equivalents held by the Indemnifying Officers have been exercised or converted into Company Common Stock prior to the Effective Time, and ascribing to each Merger Share a value equal to the Reference Value, as adjusted for stock splits, stock dividends and the like with respect to such shares), less taxes actually paid by the Indemnifying Officers in respect of their receipt of the Merger Consideration; provided, further, that the Indemnifying Officers may satisfy claims pursuant to this Section 7.11(c) by tendering cash or shares of Parent Common Stock (which shall be deemed to have a value per share equal to the Reference Value, as adjusted for stock splits, stock dividends and the like with respect to such shares). The liability of the Indemnifying Officers outside of the Escrow Fund pursuant to this Section 7.11(c) for Fraudulent Breaches shall be several and not joint and shall be pro rata as among them based on the Indemnifying Officers’ respective original contributions to the Escrow Fund (including any Option Escrow Cash Amounts and Option Escrow Share Amounts); provided, however that in the event that an Indemnifying Officer cannot, with commercially reasonable diligence, be located by Parent for proceedings under this Article 7, such pro rata liability shall be pro rata as among the Indemnifying Officers who can be so located. The foregoing provisions of this Section 7 notwithstanding, nothing in this Article 7 shall limit the liability of an Indemnifying Officer in respect of a Fraudulent Breach if such Indemnifying Officer has actual knowledge (without applying the constructive knowledge principles set forth in the definition of “knowledge” in Article 10) of such Fraudulent Breach.

(d) The Indemnifying Officers, by adopting this Agreement and approving the Merger, acknowledge and agree that they are severally and not jointly liable for indemnification outside of the Escrow Fund pursuant to Sections 7.2 and this Section 7.11.

7.12 Remedies Not Limited by Information and Investigation. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties pursuant to Article 7 hereof, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties (unless such information is provided in the Company Disclosure Schedule with respect to representations and warranties made as of the date of this Agreement; provided that to the extent such information listed on the Company Disclosure Schedule is expressly noted as being disclosed for informational purposes only, it shall not modify the applicable representation or warranty).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by Parent or the Company by written notice if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal; or (iii) the Effective Time has not occurred before 5:00 p.m. California time on May 9, 2003 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, but in such case the other party must elect to either (A) terminate this Agreement by the Outside Date (in which case such other party will be entitled to recover damages from the breaching party for its breach of this Agreement (“Breach Damages”)) or (B) consummate the Merger by no later than two (2) Business Days after delivery of notice to the breaching party of the breaching party’s breach, in which case such non-breaching party may, to the extent permitted by Article 7, recover Breach Damages pursuant to a claim made pursuant to Article 7 of this Agreement.

(c) by Parent by written notice if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company, or (ii) compel Parent or Company to dispose of or hold separate all or any portion of the Assets and Properties of the Company or Parent as a result of the Merger;

(d) by Parent by written notice if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or any Indemnifying Officer contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e) by the Company by written notice if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by Parent, by written notice, if either Gil Elbaz or Adam Weissman cease to be employed by the Company.

8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further that, the provisions of Sections 5.5, 5.6 and 5.7, Articles 8 and 9 (including as provided in Section 8.1(b(iii)) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the consent of the Shareholder Agent and the Escrow Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Shareholder Agent or the Escrow Agent, as applicable.

8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission against facsimile confirmation, by electronic mail or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent to:

Google Technology Inc.

2400 Bayshore Parkway

Mountain View, California 94034

Attention: General Counsel (with a copy to, which shall not constitute notice, David Drummond and Jeff Donovan)

Telephone No.: (650) 330-0100

Facsimile No.: (650) 618-1806

Email: ddrummond@google.com

            jdonovan@google.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Christian Montegut, Esq.

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

Email: cmontegut@wsgr.com

If to the Company to:

Applied Semantics, Inc.

2644 30th Street, 2nd Floor

Santa Monica, CA 90405

Attention: Jordan Libit

Telephone No.: (310) 460-4000

Facsimile No.: (310) 450-6686

Email: jlibit@appliedsemantics.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop, LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Jorge A. del Calvo, Esq. and

                 Bradley D. Kohn, Esq.

Telephone No.: (650) 233-4500

Facsimile No.: (650) 233-4545

Email: jorge@pillsburywinthrop.com

            bkohn@pillsburywinthrop.com

If to the Securityholder Agent:

Jordan Libit

Applied Semantics, Inc.

2644 30th Street, 2nd Floor

Santa Monica, CA 90405

Telephone No.: (310) 460-4000

Facsimile No.: (310) 450-6686

Email: jlibit@appliedsemantics.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop, LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Jorge A. del Calvo, Esq. and

                 Bradley D. Kohn, Esq.

Telephone No.: (650) 233-4500

Facsimile No.: (650) 233-4545

Email: jorge@pillsburywinthrop.com

            bkohn@pillsburywinthrop.com

If to the Escrow Agent:

U.S. Bank, National Association

One California Street, Suite 2550

San Francisco, CA 94111

Attention: Ann Gadsby

Telephone No.: (415) 273-4532

Facsimile No.: (415) 273-4591

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt and (d) if by electronic mail, when directed to an electronic mail address provided for in this Section 9.1, be deemed given upon delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10 Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The fact that Parent may waive a condition under Section 6.3 shall not constitute a waiver by Parent of any other right or remedy hereunder or preclude the Parent from exercising any remedy hereunder.

ARTICLE 10

DEFINITIONS

10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquisition Proposal” means any offer, proposal, inquiry or expression of interest relating to a Competing Transaction.

“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation, investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means (except for the purposes of Section 2.14), as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

“Aggregate Cash Consideration” means an amount of cash equal to the sum of (a) $40,000,000, and (b) the Consideration Adjustment Amount.

“Aggregate Common Number” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issued or issuable upon exercise, conversion or exchange in full of all unvested and vested Company Options, Company Warrants or other Equity Equivalents (other than shares of Company Series B Preferred Stock that are not converted into Company Common Stock prior to the Effective Time)) that are not exercised, converted, exchanged or expired as of the Effective Time); provided, however, that unvested Company Options that will never vest pursuant to their terms as of and after the Effective Time and are held by Company employees that are not Continuing Employees shall not be included in the Aggregate Common Number.

“Aggregate Remaining Cash Consideration” means an amount of cash equal to the difference of (A) the Aggregate Cash Consideration, minus (B) the Series B Amount.

“Aggregate Stock Consideration” means an amount of shares of Parent Common Stock equal to (a) One Million, Two Hundred and Fifty Thousand (1,250,000) minus (b) the quotient obtained by dividing (x) the Consideration Adjustment Amount by (y) 34.25.

“Agreement” means this Merger Agreement and Plan of Reorganization, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning given to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“California Agreement of Merger” has the meaning given to it in Section 1.2.

“California Law” means the California Corporations Code and all amendments and additions thereto.

“Cash Exchange Ratio” means quotient obtained by dividing (a) the Aggregate Remaining Cash Consideration by (b) the Aggregate Common Number.

“Closing” means the closing of the transactions contemplated by Section 1.2.

“Closing Cash Statement” has the meaning given to it in Section 5.18.

“Closing Date” has the meaning given to it in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the forepart of this Agreement.

“Company Year-End Financial Statements” means (i) the unaudited consolidated balance sheet of the Company as of the fiscal year ended December 31, 2002, and the related unaudited statement of income, changes in holders’ equity and cash flows for the period ended December 31, 2002 and (ii) the audited consolidated balance sheet of the Company as of the fiscal year ended December 31, 2001 and the fiscal year ended December 31, 2000, and the related audited statement of income, changes in holders’ equity and cash flows for the periods ended December 31, 2001 and December 31, 2000, in each case, together with the notes thereto and the unqualified report of the Company’s independent accountants with respect thereto.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (and following any conversion or exercise of any convertible or exercisable security for Company Common Stock immediately prior to the Effective Time), plus the number of shares of Company Common Stock issuable upon conversion of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Company Common Stock” has the meaning given to it in Section 2.3(a).

“Company Disclosure Schedule” means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

“Company Financials” means the Company Year-End Financial Statements and the Company Interim Financial Statements.

“Company Interim Financial Statements” means the unaudited consolidated balance sheet of the Company as of February 28, 2003, and the related unaudited statement of operations and statement of cash flows for the three month period ended on such date.

“Company Option(s)” means any Option to purchase Company Capital Stock, excluding the Company Preferred Stock and the Company Warrants.

“Company Preferred Stock” has the meaning given to it in Section 2.3(a).

“Company Restricted Stock” means shares of Company Capital Stock that are subject to a repurchase option in favor of the Company.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share of the Company.

“Company Shareholders” means the holders of Company Capital Stock.

“Company Shareholder Action” has the meaning given to it in Section 2.26.

“Company Stock Plan” has the meaning given to it in Section 1.6(e).

“Company Warrants” means any and all warrants to purchase Company Capital Stock, including the warrants listed in Section 2.3 of the Company Disclosure Schedule.

“Competing Transaction” means (i) any merger or consolidation, any sale, transfer (including without limitation the granting of any Lien) or license of assets of the Company, or similar transactions involving the Company, (ii) any sales or issuances by the Company of any Company Capital Stock, Company debt, or options, warrants or other rights with respect thereto (including, without limitation, in a financing transaction or by way of a tender offer or an exchange offer), other than issuances of Company Capital Stock upon exercise of options and warrants or conversion of Company Preferred Stock outstanding as of the date of this Agreement and disclosed in this Agreement or the Company Disclosure Schedule, (iii) any partnership, joint venture, strategic relationship or other material transaction with a third party outside the Company’s ordinary course of business consistent with past practice, or (iv) any Contract or transaction with Overture and any of its officers, directors, agents, representatives, subsidiaries and Affiliates.

“Conflict” has the meaning given to it in Section 2.5.

“Consideration Adjustment Amount” means the amount of cash and cash equivalents (as defined under GAAP) held by the Company as of the Effective Time as indicated on the Closing Cash Statement less each of the following: (a) all Third Party Expenses and any amounts paid to the Purchaser Representative, as reflected in the Statement of Expenses and (b) the aggregate Severance Payments and Obligations as reflected in the Statement of Expenses delivered pursuant to Section 5.5.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning given to it in Section 1.8(a).

“Effective Time” has the meaning given to it in Section 1.2.

“Employee” has the meaning given to it in Section 2.14(a).

“Employee Plan” has the meaning given to it in Section 2.14(a).

“Equity Equivalents” means securities (including Options to purchase any shares of Company Capital Stock), which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities.

“Escrow Agent” means U.S. Bank, National Association (or other institution acceptable to Parent and the Securityholder Agent).

“Escrow Amount” has the meaning given to it in Section 1.8.

“Escrow Contributors” means Company Shareholders and holders of Vested Assumed Options.

“Escrow Fund” has the meaning given to it in Section 7.3(a).

“Escrow Cash Percentage” means the quotient obtained by dividing (A) the product of (1) 0.10 times (2) the Aggregate Cash Consideration by (B) the sum of (1) the Series B Amount, plus (2) the product of the Company Common Number times the Cash Exchange Ratio, plus (3) the Vested Assumed Option Number times the Cash Exchange Ratio.

“Escrow Stock Percentage” means the quotient obtained by dividing (A) the product of (1) 0.10 times (2) the Aggregate Stock Consideration, by (B) the sum of (1) the product of the Company Common Number times the Stock Exchange Ratio, plus (2) the Vested Assumed Option Number times the Stock Exchange Ratio.

“Escrow Period” has the meaning given to it in Section 7.3(b).

“Excess Legal Expenses” has the meaning given to it in Section 7.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Expiration Date” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or including any stock exchange, quotation service and the National Association of Securities Dealers.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnifying Officers” has the meaning given to it in Section 7.11(b).

“Investor Rights Agreement” means that certain Third Amended and Restated Investor Rights Agreement dated as of May 2002 by and between the Parent and those other parties who are signatories thereto.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Knowledge”, the phrases “to the knowledge of”, “to the best knowledge of”, “known to” and “knows” means (A) in the case of the Company or Parent, the actual knowledge of the Company’s or Parent’s, as the case may be, officers, directors and other managers, provided that such persons shall be deemed to have knowledge of such facts, circumstances and other information that such persons would reasonably be expected to discover in the course of conducting such person’s duties, including if such persons had made due and diligent inquiry of those employees of the Company or Parent, as the case may be, whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented, and (B) in the case of an officer, director or manager of Company or Parent, the actual knowledge such officer, director or other manager, provided that such person shall be deemed to have knowledge of such facts, circumstances and other information that such person would reasonably be expected to discover in the course of conducting such person’s duties, including if such persons had made due and diligent inquiry of those employees of the Company or Parent, as the case may be, whom such officer, director or manager reasonably believes would have actual knowledge of the matters represented.

“Legal Requirement” or “Legal Requirements” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law, other than Permitted Liens.

“Material Adverse Effect” with respect to Company or the Parent, means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations, or capitalization of such entity and its subsidiaries (if any), taken as a whole; provided, however, that changes in worldwide economic conditions that affect such Person (or the markets in which such Person competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which such Person competes shall not constitute a “Material Adverse Effect.”

“Merger” has the meaning given to it in Recital A to this Agreement.

“Merger Consideration” has the meaning given to it in Recital B.

“Merger Cash” means the cash issued in exchange for outstanding shares of Company Capital Stock pursuant to Section 1.6 and payable upon exercise of Assumed Company Options and assumed Company Warrants.

“Merger Shares” means the shares of Parent Common Stock issued in exchange for outstanding shares of Company Capital Stock pursuant to Section 1.6 and issuable upon exercise of Assumed Company Options and assumed Company Warrants.

“Non-Competition Agreement” has the meaning given to it in Recital D to this Agreement.

“Non-Continuing Employee” means Jordan Libit, Brad Stein, Audrey Hacker and Chris Daniels.

“Officer’s Certificate” has the meaning given to it in Section 7.2(e)(i).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Option Escrow Share Amount” means, as of a particular time, the portion of the shares of Parent Common Stock issuable upon exercise of such Vested Assumed Option determined by multiplying (A) the number of shares of Parent Common Stock issuable upon exercise of the Vested portion of such Vested Assumed Option as of immediately following the Effective Time, times (B) the Escrow Percentage; reduced by: (1) any such shares that have been deposited into the Escrow Fund upon exercise of the Vested Assumed Option pursuant to Section 7.3(c)(ii) and (2) any portion of such amount with respect to which the Vested Assumed Option ceases to be exercisable pursuant to Section 7.3(c)(iii).

“Option Escrow Cash Amount” means, as of a particular time, the portion of the cash payable upon exercise of such Vested Assumed Option determined by multiplying (A) the amount of cash issuable upon exercise of the Vested portion of such Vested Assumed Option as of immediately following the Effective Time, times (B) the Escrow Percentage; reduced by: (1) any such cash amount that is deposited into the Escrow Fund upon exercise of the Vested Assumed Option pursuant to Section 7.3(c)(ii) and (2) any portion of such amount with respect to which the Vested Assumed Option ceases to be exercisable pursuant to Section 7.3(c)(iii).

“Option Escrow Shares” means the Merger Shares issuable upon exercise of a Vested Assumed Option which shares are treated as being included in the Escrow Fund pursuant to Section 7.3.

“Option Escrow Cash” means the Merger Cash payable upon exercise of a Vested Assumed Option which cash is treated as being included in the Escrow Fund pursuant to Section 7.3.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Overture” means Overture Services, Inc. and any of its Affiliates, Associates and Subsidiaries.

“Parent Financials” has the meaning ascribed to it in Section 3.8.

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Common Stock” means the shares of the common stock, par value, $0.001 per share, of the Parent.

“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of Article 3.

“Permit” means any license, permit, franchise or authorization.

“Permitted Liens” means any of the following to the extent they arise in the ordinary course of business of the Person whose property is subject to the Lien: (a) any mechanic’s liens, landlord’s liens and liens to secure importation/custom duties in connection with the importation of goods; (b) any liens for Taxes, assessments, judgments and similar charges not yet due and payable or which are being contested in good faith and for which any required reserves have been established; and (c) purchase money liens and liens securing rental payments under capital lease arrangements of the Company.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Proposed to be conducted”, the phrase “currently proposed to be conducted” or “currently planned or contemplated to be conducted” means, (A) with respect to the business of the Company, the commercialization, pursuant to the current plans of the Company, of (1) the AdSense product and the Company’s Intellectual Property related thereto and any other Intellectual Property of the Company related to content targeted advertising, and (2) any existing software tools, and software tools currently under development, for use by the Company internally relating to automated development of the Company’s ontology and for use both by the Company internally and the Company’s customers relating to accounting and analysis of advertising services, Internet user behavior and performance metrics related to any of the Company’s existing products including, without limitation, AdSense; and (B) with respect to the business of Parent, the operation of the business of Parent in the manner in which Parent’s management currently plans or proposes to operate such business over the next twelve month period.

“Purchaser Representative” has the meaning given to it by Section 6.3(s).

“Reference Value” means four (4).

“Representative Escrow Amount” has the meaning given to it in Section 7.6(a).

“Restricted” means, with respect to outstanding shares of Company Capital Stock or Merger Consideration, that such shares or Merger Consideration are subject to a right of repurchase, forfeiture or divestment in favor of either the party that issued such shares or paid or issued such Merger Consideration, or both.

“Restricted Stock Purchase Agreement” means a restricted stock purchase agreement in pursuant to which the Company has sold Company Restricted Stock, or any other agreement pursuant to which the Company is granted the right to repurchase Company Restricted Stock.

“SEC” means the Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securityholder Agent” has the meaning given to it in Section 7.3(g)(i).

“Series B Amount” means the amount equal to the product of (x) the Total Outstanding Series B Shares, multiplied by (y) 8.28.

“Severance Payments and Obligations” has the meaning given to it in Section 5.5.

“Shareholders Certificate” has the meaning given to it be Section 1.9(c).

“Soliciting Materials” has the meaning given to it in Section 5.1(b).

“Statement of Expenses” has the meaning given to it in Section 5.6.

“Stock Exchange Ratio” means the quotient obtained by dividing (a) the Aggregate Stock Consideration, by (b) the Aggregate Common Number.

“Sub” has the meaning given to it in the forepart of this Agreement.

“Subsidiary” or “Subsidiaries” means any Person or Persons in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Tax” has the meaning given to it by Section 2.10(a).

“Total Outstanding Series B Shares” means the aggregate number of shares of Company Series B Preferred Stock (including any rights convertible into, or exercisable or exchangeable for, shares of Company Series B Preferred Stock on an as-converted, exercised, or exchanged basis) issued and outstanding immediately prior to the Effective Time.

“Unrestricted” means, with respect to Company Capital Stock or Merger Consideration, such Company Capital Stock or Merger Consideration that is not Restricted.

“Vest” or “Vesting” means (a) with respect to an Option, such Option becoming vested and exercisable, and (b) with respect to shares of Parent Common Stock that are Restricted,

such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and “Vested” (a) with respect to Options, refers to the maximum number of shares which may then be issued upon exercise of such Option (and which upon such issuance will not be Restricted), and (b) with respect to shares of Parent Common Stock that are Restricted, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.

“Vested Assumed Option” means only that portion of an Assumed Option that is Vested immediately following the Effective Time.

“Vested Assumed Option Number” means the aggregate number of shares of Company Common Stock issuable upon exercise of all Vested Assumed Options as of immediately following the Effective Time.

“Voting Agreement” has the meaning given to it in Recital E to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Sub, the Company and the Indemnifying Officers, and with respect to Article 7 and Article 9 only, the Securityholder Agent and the Escrow Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

APPLIED SEMANTICS, INC.		GOOGLE TECHNOLOGY INC.

By:	/s/ Jordan Libit	By:	/s/ Eric Schmidt
	Jordan Libit		Eric Schmidt
	President and Chief Executive Officer		Chief Executive Officer

BERMUDA ACQUISITION INC.

By:	/s/ David Drummond
David Drummond
President and Chief Executive Officer

U.S. BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT		SECURITYHOLDER AGENT

By:	/s/ Ann Gadsby	By:	/s/ Jordan Libit
	Ann Gadsby		Jordan Libit
Vice President

THE INDEMNIFYING OFFICERS:

By:	/s/ Jordan Libit	By:	/s/ Jason Liebman
	Jordan Libit		Jason Liebman

By:	/s/ Eytan Elbaz	By:	/s/ Brad Stein
	Eytan Elbaz		Brad Stein

By:	/s/ Adam Weissman	By:	/s/ Gil Elbaz
	Adam Weissman		Gil Elbaz